As filed with the Securities and Exchange Commission on February 1, 2006
                         Registration Number 333-130972

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 Amendment No. 1
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                   XSUNX, INC.
                 (Name of Small Business Issuer in its Charter)


           Colorado                               3081                     84-1384159
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)       Classification Code Number)      Identification No.)

                                  65 Enterprise
                                   Aliso Viejo
                                California 93117
                                 (949) 330-8060
          (Address and telephone number of principal executive offices)

                                  Tom Djokovich
                             Chief Executive Officer
                                   XsunX, Inc.
                                  65 Enterprise
                                   Aliso Viejo
                                California 93117
                                 (949) 330-8060
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Louis A. Brilleman, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum
Title of Each Class of         Amount To Be          Offering Price           Proposed Maximum               Amount of
Securities to be Registered    Registered            Per Share(1)             Aggregate Offering Price       Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value      2,609,263              $ 0.80                     $     2,087,410            $   223.35
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par           10,750,000              $ 0.80                     $     8,600,000            $   920.20
value(2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par           59,520,000              $ 0.80                     $    47,616,000            $ 5,094.91
value(3)
-----------------------------------------------------------------------------------------------------------------------------------
Total                          72,879,263                                         $ 58,303,410.40            $ 6,238.46 (4)
-----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of January 9, 2006 was $.80 per share.

(2) Represents shares issuable upon exercise of warrants.

(3) Represents shares issuable upon conversion of secured convertible debentures. The number of shares to be registered includes 9,520,000 shares issuable upon conversion of convertible debentures representing a debt obligation of $850,000, including interest, at a fixed conversion price of $0.10 and up to 50,000,000 shares issuable upon conversion of convertible debentures representing a debt obligation of $5,000,000 at a conversion price equal to the lesser of $0.38 or 95% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the conversion date, or 13,157,894 shares assuming a conversion price of $0.38. Pursuant to a registration rights agreement executed in connection with the $5,000,000 debt obligation, Registrant is required to register up to 50,000,000 shares.

(4) Of this amount, $1,571 was paid previously pursuant to SB-2 (File No. 333-127613), which was subsequently withdrawn.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                  SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2006


                                   XSUNX, INC.

                        72,879,263 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 72,879,263 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.


The total number of shares sold herewith includes the following shares owned by or to be issued to Cornell Capital Partners LP:

      (i) up to 9,520,000 shares issuable upon conversion of secured convertible debentures, including interest, at a fixed conversion price of $0.10 per share;
      (ii) up to 50,000,000 shares issuable upon conversion of secured convertible debentures at a conversion price equal to the lesser of $0.38 or 95% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the conversion date;
      (iii) 4,250,000 shares issuable upon the exercise of warrants at $0.15 per share;
      (iv) 2,125,000 shares issuable upon the exercise of warrants at $0.20 per share;
      (v) 3,125,000 shares of common stock issuable upon the exercise of warrants at $0.45 per share;
      (vi) 1,250,000 shares of common stock issuable upon the exercise of warrants at $0.55 per share; and
      (vii) 2,544,031 shares previously issued.

We are also including 65,232 shares owned by another shareholder.


We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants to purchase 10,750,000 shares of common stock. All costs associated with this registration will be borne by us.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "XSNX.OB."

On January 9, 2006, the last reported sale price for our common stock on the OTC Bulletin Board was $.80 per share.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by XsunX, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2006

                                TABLE OF CONTENTS


                                                                            Page

Prospectus Summary.........................................................    1
Risk Factors...............................................................    4
Forward Looking Statements.................................................    8
Use of Proceeds............................................................    8
Management's Discussion and Analysis or Plan of Operation..................    9
Business...................................................................   15
Description of Property....................................................   21
Legal Proceedings..........................................................   21
Directors and Executive Officers...........................................   22
Executive Compensation.....................................................   25

Market for Common Equity and Related
Stockholder Matters........................................................   26
Security Ownership of Certain Beneficial Owners
and Management.............................................................   27
Selling Shareholder........................................................   28
Certain Relationships and Related Transactions.............................   28
Description of Securities..................................................   30
Plan of Distribution.......................................................   31
Legal Matters..............................................................   33
Experts....................................................................   33
Where You Can Find More Information........................................   33
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities.............................................   33
Index to Consolidated Financial Statements.................................  F-1



You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. XsunX, Inc. is referred to throughout this prospectus as "XsunX," "we" or "us."

GENERAL

We are developing new and innovative thin film solar cell designs and manufacturing process with the intent to provide commercially viable solar cell designs that convert sun light into electrical energy. The process for producing electricity from sunlight is known as Photovoltaics. Photovoltaic ("PV") is the science of capturing and converting sun light into electricity.

We are focusing our research and product development efforts on thin film PV devices in an effort to capitalize on what we perceive as cost and application diversity advantages to current rigid multi-crystalline silicon wafer technologies. Our thin film cell designs employ between .2 microns to 1.5 microns of material thickness as opposed to an approximate 400 microns of material thickness for multi-crystalline cell designs. This significant reduction in cell thickness and flexibility of the completed cell structure leads to the use of "thin film" terminology in describing the solar cell design.

The focus of our development efforts is to deliver two aspects of technologies in the form of an integrated solution providing, a) commercially scalable manufactured processes and equipment designed for the specific manufacture of our thin film solar technologies, and, b) proprietary thin film solar cell designs that address new application opportunities in the growing field of Building Integrated Photovoltaics.

Building Integrated Photovoltaics or ("BIPV") in concept, allows photovoltaic material, in the form of photoelectric panels, to be incorporated into the design of building materials; thus, providing a new and smart way to integrate additional sources of power production into the operation of buildings. As the BIPV category of the photovoltaic industry is beginning its growth into the US, and worldwide markets, we intend to attempt to achieve commercialization of BIPV through a combination of innovation and patented thin film designs and manufacturing techniques.

BIPV technology might eventually enable every building to be a virtual power plant by utilizing the power of the sun, through the skin of the building, in an aesthetically sound and structurally safe environment if its economics and productability can be proven.

Our principal executive office is located at 65 Enterprise, Aliso Viejo, California 92656 and our telephone number at that location is (949) 330-8060.

RECENT FINANCING TRANSACTIONS

12% SECURED CONVERTIBLE DEBENTURES

On July 14, 2005, we completed a Securities Purchase Agreement (the "Purchase Agreement") with Cornell Capital Partners L.P. providing for the sale to Cornell of 12% secured convertible debentures in the aggregate principal amount of $850,000 (the "July Debentures") of which $400,000 was advanced immediately. The balance of $450,000 was advanced on August 16, 2005. The Securities Purchase Agreement contains standard representations and warranties on our part and also limits us in certain activities as long as the Debentures remain outstanding. Among other things, without Cornell's prior written consent, we are restricted from entering into certain transactions with affiliates and issuing additional securities at a below market price.


The July Debentures mature on the first anniversary of the date of issuance and bear interest at the annual rate of 12%. We are required to make monthly principal and interest commencing on the first day of the month following the declaration of effectiveness of the registration statement of which this prospectus forms a part or 120 days from the date of issuance of the July Debentures, whichever occurs first. To date, we have made $47,217 in interest payments under the July Debentures. All principal payments under the July Debentures have been deferred until the maturity date.


Holders of the July Debentures may convert, at any time, the principal amount outstanding under the July Debentures into shares of our common stock, at a conversion price per share equal to $0.10.

Upon three-business day advance written notice, we may redeem the July Debentures, in whole or part. In the event that the closing bid price of our common stock on the date that we provide advance written notice of redemption or on the date redemption is made exceeds the conversion price then in effect, the redemption will be calculated at 120% of the July Debentures' face value.

Under the Purchase Agreement, we also issued to Cornell five-year immediately exercisable warrants to purchase 4,250,000 and 2,125,000 shares of Common Stock at $0.15 and $0.20, respectively (collectively, the "July Warrants"). Both the July Warrants and the December Warrants discussed below contain a cashless exercise provision that permits Cornell, if the shares underlying the July Warrants and the December Warrants are not then registered or if we are in default under the Debentures, to exercise the July Warrants and the December Warrants by surrendering some or all of these warrants and in lieu of paying the exercise price receiving a number of shares that is less than the number it would have received in case of a cash exercise.

Assuming cash exercise of all of the July Warrants and the December Warrants, we will receive $3,210,250. There can be no assurance that all warrants will be exercised for cash, if at all.

10% SECURED CONVERTIBLE DEBENTURES


On December 12, 2005, we consummated a Securities Purchase Agreement (the "December Purchase Agreement") dated December 12, 2005 with Cornell providing for the sale to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $5,000,000 (the "December Debentures") of which $2,000,000 was advanced immediately. The second installment of $2,000,000 was advanced on January 12, 2006. The last installment of $1,000,000 will be advanced three days prior to the date the registration statement is declared effective.


The December Debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date.


Holders of the December Debentures may convert at any time amounts outstanding under the December Debentures into shares of our common stock at a conversion price per share equal to the lesser of $0.38 or 95% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the date of conversion (the "Variable Market Price"). Unless waived by us (such as in the event that we determine that it is in our best interest to reduce the amount outstanding under the December Debentures without depleting our available cash), the holders may not, together with their affiliates, convert more than an aggregate of $350,000 in any 30-day period of principal amount of the December Debentures at the Variable Market Price.


We have the right to redeem a portion or all amounts outstanding under the December Debenture at a 15% redemption premium provided that the closing bid price of our common stock is less than $0.38.

Under the December Purchase Agreement, we also issued to Cornell five-year warrants to purchase 3,125,000 and 1,250,000 shares of common stock at $0.45 and $0.55, respectively (together with the July Warrants, the "Warrants").

In connection with the December Purchase Agreement, we also entered into a registration rights agreement providing for the filing of a registration statement of which this prospectus forms a part registering the common stock issuable upon conversion of the July Debentures and the December Debentures and exercise of the Warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than April 11, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the July Debentures, the December Debentures and exercise of the Warrants have been sold. In the event of a default of our obligations under that registration rights agreement, including our agreement to file it no later than January 11, 2006, or if the registration statement is not declared effective by April 11, 2006, we are required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the July Debentures and the December Debentures.

The July Debentures and the December Debentures contemplate that we will repay the entire outstanding principal and all accrued interest in cash. To the extent that Cornell, at its discretion, elects to convert all or part of the debentures into shares of common stock, it will extinguish or reduce the amounts due under the debentures. Since the July Debentures and the December Debentures limit Cornell's stock ownership to 4.9%, it may not be able to convert the debentures at all times. Our obligation to repay the debentures continues at any time that Cornell does not elect to convert the debentures. In the event Cornell does not convert, non-payment of cash amounts due under the debenture will be considered a default, irrespective of whether the failure to elect to convert was discretionary on the part of Cornell or was imposed by the 4.9% limitation.

Our obligations under the July Purchase Agreement and the December Purchase Agreement are secured by substantially all of our assets. As further security for our obligations, we have deposited into escrow 26,798,418 shares of Common Stock. In the event of a default, Cornell will have the right to vote these shares and receive dividends with respect to the shares. Cornell will also have the right to deliver a notice of default. As soon as practicable after receipt of this notice, the escrow agent will release the escrowed shares to Cornell. In addition, Tom Djokovich, our Chief Executive Officer, has granted a security interest in 925,000 shares of Common Stock that he owns to secure the Company's obligations under the July Purchase Agreement only.

Prior to executing the December Purchase Agreement, we had withdrawn the registration statement that included common stock issued to Cornell and common stock to be issued upon the conversion of the July Debentures and the exercise of the July Warrants as well as common stock to be issued pursuant to an equity line of credit extended by Cornell. We also agreed with Cornell to terminate that equity line of credit. Pursuant to that termination agreement, we allowed Cornell to retain 2,544,031 shares of our common stock representing the $390,000 commitment fee under the equity line of credit. In addition, we allowed Newbridge Securities, Inc. to retain 65,232 shares of common stock issued as compensation for placement agent services in connection with the equity line of credit. All of these shares are included herein.

                                  THIS OFFERING

Shares offered by Selling
Stockholders..................  Up to 72,879,263 shares, including 59,520,000 shares issuable upon conversion of secured debentures, including interest and 10,750,000 shares issuable upon exercise of warrants of which 4,250,000 warrants are exercisable at $0.15, 2,125,000 warrants are exercisable at $0.20 per share, 3,125,000 warrants are exercisable at $0.45 per share and 1,250,000 warrants are exercisable at $0.55 per share*

Common Stock to be outstanding
after the offering............  196,796,343


Use of Proceeds...............  We will not receive any proceeds from the sale of the common stock hereunder However, we will receive proceeds from the cash exercise, if any, of the warrants owned by the selling stockholders.


Risk Factors..................  The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 4

OTC Bulletin Board
Trading Symbol................  XSNX.OB

* Based on the current issued and outstanding number of shares of 123,917,080 (without giving effect to 26,798,418 shares that were issued and deposited into escrow) as of January 9, 2005, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 37.03% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

RISKS RELATED TO OUR BUSINESS

WE HAVE NOT GENERATED ANY REVENUES AND MAY NEVER ACHIEVE PROFITABILITY

We are a development stage company and, to date, have not generated any revenues. From inception through September 30, 2005, we had an accumulated deficit of $6,204,284. For the years ended September 30, 2005 and 2004, we incurred net losses of $1,400,839 and $1,509,068, respectively. We cannot assure you that we can achieve or sustain profitability in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether our product development can be completed, and if it will achieve market acceptance. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us. These matters raise substantial doubt about our ability to continue as a going concern.

OUR AUDITORS HAVE INCLUDED A GOING CONCERN QUALIFICATION IN THEIR OPINION WHICH MAY MAKE IT MORE DIFFICULT FOR US TO RAISE CAPITAL

Our auditors have qualified their opinion on our financial statements because of concerns about our ability to continue as a going concern. These concerns arise from the fact that we have not generated sufficient cash flows to meet our obligations and sustain our operations. If we are unable to continue as a going concern, you could lose your entire investment in us.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL


Since July 2005, we have received $4,850,000 in debt financing from Cornell Capital Partners LP. Pursuant to a securities purchase agreement, it has committed to advance an additional $1,000,000 at the time of effectiveness of the registration statement. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that agreement, are unable to generate positive cash flow as a result of our operations and are required to repay the convertible debentures as a result of Cornell Capital's failure to convert the debentures into common stock. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.


WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES WHICH WOULD RESULT IN CONTINUED LOSSES AND MAY REQUIRE US TO CURTAIL OR CEASE OPERATIONS

While we have made progress in the development of our products, it has not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to modify the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations

OUR REVENUES ARE DEPENDENT UPON ACCEPTANCE OF OUR PRODUCTS BY LICENSEES; THE FAILURE OF WHICH WOULD CAUSE TO CURTAIL OR CEASE OPERATIONS

We believe that virtually all of our revenues will come from the licensing of our proprietary Power Glass(TM) solar electric glazing technology to major manufacturers. We intend to offer non-exclusive licensing rights. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from licensing and service fees for our products through our distribution partners. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay the licensing and service fees for our products. In the event that we are not able to significantly increase the number of customers that license our products, or if we are unable to charge the necessary license fees, our financial condition and results of operations will be materially and adversely affected.

WE DO NOT MAINTAIN THEFT OR CASUALTY INSURANCE, AND ONLY MAINTAIN MODEST LIABILITY AND PROPERTY INSURANCE COVERAGE AND THEREFORE WE COULD INCUR LOSSES AS A RESULT OF AN UNINSURED LOSS.

We do not maintain theft or casualty insurance and we have modest liability and property insurance coverage. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

IF WE LOSE KEY EMPLOYEES AND CONSULTANTS OR ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our success is highly dependent on our ability to attract and retain qualified scientific and management personnel. We are highly dependent on our management, including Mr. Tom Djokovich who has been critical to the development of our technologies and business. The loss of the services of Mr. Djokovich could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Djokovich. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Djokovich, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

THE LOSS OF STRATEGIC RELATIONSHIPS USED IN THE DEVELOPMENT OF OUR PRODUCTS AND TECHNOLOGY COULD IMPEDE OUR ABILITY TO COMPLETE OUR PRODUCT AND RESULT IN A MATERIAL ADVERSE EFFECT CAUSING THE BUSINESS TO SUFFER.

We have established a plan of operations under which we rely on a strategic relationship with MVSystems, Inc, to provide general facilities, personnel, and expertise in the research and development of the technology and manufacturing process underlying our Power Glass (TM) product. A loss of this relationship for any reason could cause us to experience difficulties in completing the development of our product and implementing our business strategy. There can be no assurance that we could establish other relationships of adequate expertise in a timely manner or at all.

WE CANNOT GUARANTEE YOU THAT OUR PATENTS ARE BROAD ENOUGH TO PROVIDE ANY MEANINGFUL PROTECTION NOR CAN WE ASSURE YOU THAT ONE OF OUR COMPETITORS MAY NOT DEVELOP MORE EFFECTIVE TECHNOLOGIES, DESIGNS OR METHODS WITHOUT INFRINGING OUR INTELLECTUAL PROPERTY RIGHTS OR THAT ONE OF OUR COMPETITORS MIGHT NOT DESIGN AROUND OUR PROPRIETARY TECHNOLOGIES.

We have been granted, and exclusively own, three patents from the United States Patent and Trademark Office. We have also been granted a license to a patent and technology portfolio relating to photovoltaic technology design and development. These patents and licenses may not protect us against our competitors, and patent litigation is very expensive. We may not have sufficient cash available to pursue any patent litigation to its conclusion because currently we do not generate revenues.

We cannot rely solely on our current patents to be successful. The standards that the U.S. Patent and Trademark Office and foreign patent offices use to grant patents, and the standards that U.S. and foreign courts use to interpret patents, are not the same and are not always applied predictably or uniformly and can change, particularly as new technologies develop. As such, the degree of patent protection obtained in the U.S. may differ substantially from that obtained in various foreign countries. In some instances, patents have been issued in the U.S. while substantially less or no protection has been obtained in Europe or other countries.

We cannot be certain of the level of protection, if any, that will be provided by our patents. If we attempt to enforce them and they are challenged in court where our competitors may raise defenses such as invalidity, unenforceability or possession of a valid license. In addition, the type and extent of any patent claims that may be issued to us in the future are uncertain. Our patents may not contain claims that will permit us to stop competitors from using similar technology.

RISKS RELATING TO OUR CURRENT FINANCING ARRANGEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES AND WARRANTS THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of January 9, 2006, we had 123,917,080 shares of common stock issued and outstanding. In connection with the financing arrangements that we entered into in July and December 2005, we also have outstanding secured convertible debentures or an obligation to issue callable secured convertible notes that may be converted into an estimated 21,657,894 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 10,750,000 shares of common stock.

On January 9, 2006, the closing bid price of our common stock was $.80. The debentures issued in July and August 2005 are convertible at a fixed conversion price of $0.10. The debentures issued in December are convertible at the lower of $0.38 or 95% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the date of conversion. The debentures issued in December 2005 limit the principal amount to be converted at the floating conversion price during any 30-day period to $350,000. Nevertheless, the number of shares of common stock issuable upon conversion of the outstanding secured convertible debentures issued in December 2005 may increase if the market price of our stock declines. Upon effectiveness of the registration statement of which this prospectus forms a part, all of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The variable price feature of our convertible debentures issued in December 2005 could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders. The number of shares we will be required to issue upon conversion of the debentures will increase if the market price of our stock decreases. This will cause dilution to our existing stockholders.

 THE LOWER THE STOCK PRICE, THE GREATER THE NUMBER OF SHARES ISSUABLE UNDER THE
                             CONVERTIBLE DEBENTURES

The number of shares issuable upon conversion of the debentures issued in December 2005 is determined by the market price of our common stock prevailing at the time of each conversion. The debentures issued in December 2005 limit the principal amount to be converted at the floating conversion price during any 30-day period to $350,000. Nevertheless, the lower the market price, the greater the number of shares issuable under the debentures. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the debentures. This may lead to an escalation of lower market prices and an increasing number of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

  A LOWER STOCK PRICE WILL PROVIDE AN INCENTIVE TO CORNELL TO SELL ADDITIONAL
                             SHARES INTO THE MARKET

The number of shares that Cornell will receive under the convertible debentures is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the debentures. As a result, Cornell will have an incentive to sell as large a number of shares as possible to obtain a lower conversion price. This will lead to greater dilution of exiting shareholders and a reduction of the value of their investment

THE ISSUANCE OF OUR STOCK UPON CONVERSION OF THE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The debentures have the potential to cause significant downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock. , which presents an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable upon conversion of the debentures issued in December 2005 will increase, which will materially dilute existing stockholders' equity and voting rights.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

In July and December 2005, we entered into a Securities Purchase Agreements for the sale of an aggregate of $5,850,000 principal amount of secured convertible debentures of which to date $2,850,000 has been funded. Pursuant to a securities purchase agreement, the investor has committed to advance an additional $2,000,000 at the time of filing of the registration statement of which this prospectus forms a part and $1,000,000 at the time of effectiveness of the registration statement. These debentures are due and payable, with interest, three years from their respective dates of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, or our failure to timely file a registration statement or have such registration statement declared effective, could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into shares of our common stock, in accordance with the terms of these debentures. If we were required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

THE FOLLOWING RISKS RELATE PRINCIPALLY TO OUR COMMON STOCK AND ITS MARKET VALUE:

THERE IS A LIMITED MARKET FOR OUR COMMON STOCK WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO DISPOSE OF YOUR STOCK

Our common stock is quoted on the OTC Bulletin Board under the symbol "XSNX.OB." There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR STOCK PRICE MAY BE VOLATILE

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

o technological innovations or new products and services by us or our competitors;
o     additions or departures of key personnel;
o     sales of our common stock;
o     our ability to integrate operations, technology, products and services;
o     our ability to execute our business plan;
o     operating results below expectations;
o     loss of any strategic relationship;
o     industry developments;
o     economic and other external factors; and
o     period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF OUR COMMON STOCK

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

OUR COMMON STOCK IS DEEMED TO BE PENNY STOCK WITH A LIMITED TRADING MARKET

Our common stock is currently listed for trading on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)   volatility or decline of our stock price;

(b)   potential fluctuation in quarterly results;

(c)   our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)   inadequate capital to continue business;

(f)   changes in demand for our products and services;

(g)   rapid and significant changes in markets;

(h)   litigation with or legal claims and allegations by outside parties;

(i)   insufficient revenues to cover operating costs.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the exercise, if any, of the warrants owned by the selling stockholders.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CAUTIONARY AND FORWARD LOOKING STATEMENTS

In addition to statements of historical fact, this Prospectus contains forward-looking statements. The presentation of future aspects of XsunX, Inc. ("XsunX," the "Company" or "issuer") found herein is subject to a number of risks and uncertainties that could cause actual results to differ materially from those reflected in our financial statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," or "could" or the negative variations thereof or comparable terminology are intended to identify forward-looking statements.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by us in our financial statements. Important facts that could prevent us from achieving any stated goals include, but are not limited to, the following:

Some of these risks might include, but are not limited to, the following:

(a)   volatility or decline of our stock price;

(b)   potential fluctuation in quarterly results;

(c)   our failure to earn revenues or profits;

(d) inadequate capital to continue or expand our business, inability to raise additional capital or financing to implement our business plans;

(e)   failure to commercialize our technology or to make sales;

(f)   rapid and significant changes in markets;

(g)   litigation with or legal claims and allegations by outside parties;

(h)   insufficient revenues to cover operating costs.

There is no assurance that we will be profitable, we may not be able to successfully develop, manage or market our products and services, we may not be able to attract or retain qualified executives and technology personnel, our products and services may become obsolete, government regulation may hinder our business, additional dilution in outstanding stock ownership may be incurred due to the issuance of more shares, warrants and stock options, or the exercise of warrants and stock options, and other risks inherent in the our businesses.

We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the factors described in other documents we file from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB filed by the Company in 2005 and 2004 and any Current Reports on Form 8-K filed by the Company.

For the year ended September 30, 2005, we have and continue to focus on the development and refinement of commercially appealing solar cell designs, proprietary manufacturing processes and facilities design that could be provided to our future licensees as turn-key solutions for the mass production of Power Glass(TM) thin films. A large part of our capital was used for product development. However, this may begin to shift towards marketing, sales, and business development in this new fiscal year ending September 30, 2006.

GROWTH, REVENUE AND DISTRIBUTION PLAN

We intend to market our integrated manufacturing systems as turnkey solutions for the manufacture our current and future PV thin films designs. The manufacturing systems will be sold to manufacturers as modular systems and licensed for use in the manufacture our thin film designs. Manufacturers would in turn agree to manufacture and distribute our PV thin films, or incorporate the thin film PV technology into their product manufacturing process as an "original equipment manufacturer" (OEM) and sell the finished product to their consumers. No licenses or contracts now exist with any manufacturer.

We intend to target customers who are developing their own technology platforms in which the manufacture of or the integration of our thin film solar cells could play an important role. We will offer non-exclusive manufacturing licenses and expects to earn a royalty on thin films manufactured. In selling the manufacturing equipment and licensing the technology to manufacturers, we reduce operating expenses and save capital in plant, property and equipment. As a result, should we realize earnings, we intend to reinvest our retained earnings in R&D in an effort to continuously develop related new technologies that will help us achieve sustainable competitive advantages.

MARKETING STRATEGY

We intend to enhance, promote and support the idea that our manufacturing systems and thin film technologies present a compelling and efficient solution for the scalable manufacture of diverse photovoltaic thin films. In order to create a favorable environment for sales, we plan to undertake advertising and promotion efforts. These efforts may be outsourced and will require the services of an advertising relations firm. We plan to interview various firms and select those most capable of assisting us with comprehensive advertising and promotion plans. We intend to commence building and staffing our marketing department to accelerate these efforts in the first part of 2006. We have not yet finalized the potential costs of our marketing strategy.

We will invest in small test campaigns before committing to large promotions or marketing campaigns. Our initial marketing strategy we will be to market to potential manufacturer partners in our target markets representing solar device manufactures, glass, and building materials manufacturers.

PLAN OF OPERATIONS

We anticipate the 12-month capital operational requirements of the company to be $4,500,000 dollars. Since our reorganization on September 30, 2003 we have raised amounts necessary to finance operations through the placement of equity capital in the form of one or more private offering's of common stock to accredited investors. On July 14, 2005 and December 12, 2005 we issued convertible debentures in the amount of $850,000, and $5,000,000, respectively to an accredited investor. The net proceeds from the placement of equity capital and the debentures will be applied to our 12 month plan of operations as follows: (i) approximately $550,000 will be used to pay costs associated with completion of product development of the Power Glass(R) product under our Phase III development plan, (ii) approximately $675,000 will be used to pay costs associated with the development of a 4-Terminal nano-crystalline solar cell patent for commercialization purposes, (iii) approximately $1,700,000 will be used for the manufacture of a marketable commercial scale manufacturing system,
(iv) approximately $210,000 will be used for the engineering and adaptation of certain manufacturing devices and techniques to provide product manufacturing demonstration capabilities, (v) approximately $50,000 will be used to purchase testing and development equipment or expand existing facilities, (vi) approximately $100,000 will be used to pay for third party engineering, testing, and consulting services, (vii) approximately $485,000 will be used to pay salaries and general administrative costs, and for intellectual property protection, (viii) approximately $225,000 will be used to pay for sales and market development, general competitive research and publicity costs, and (v) approximately $505,000 will be used for general working capital.

We may change any or all of the budget categories in the execution of our business attempts. None of the items is to be considered fixed or unchangeable.

We will need substantial additional capital to support our budget. We have no revenues. No representation is made that any funds will be available when needed. In the event funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales or royalty income, and could fail in our business as a result of these uncertainties.

We will need to seek additional financing for our budget.

Management believes the summary data and audit presented herein is a fair presentation of our results of operations for the periods presented. Due to our change in primary business focus and new business opportunities these historical results may not necessarily be indicative of results to be expected for any future period. As such, our future results may differ significantly from previous periods.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2005, COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 2004

We generated no revenues in the period ended September 30, 2005 as well as for the same period in 2004.

We incurred expenses totaling $1,383,406 in 2005 compared to $1,528,193 in 2004. The decrease of $144,787 resulted from the absence of a one time non-cash warrant issuance expense of $900,000 for the licensure of patents accounted for in the period ended September 30, 2004. Excluding this non-cash warrant expense in the comparative analysis between the periods results in an increase of $755,213 in normal and customary operational expenses for the period ending September 30, 2005 as compared to the same period 2004.

Primary sources for the increase to operating expense of $755,213 include: an increase of $371,930 in Research and Development activities totaling $501,423 as compared to $129,493 incurred for the same period in 2004, an increase of $109,773 in Public Relations activity totaling $116,413 as compared to activity totaling $6,640 for the same period in 2004, an increase of $35,900 in Salaries totaling $155,236 as compared to Salaries totaling $119,336 for the same period in 2004, an increase in consulting fees of $301,000 to $320,944 in the period in 2005 compared to $19,900 in the period in 2004, an increase of $80,046 in Legal and Accounting expenses totaling $107,249 as compared to Legal and Accounting totaling $27,203 for the same period in 2004, an increase of $115,000 for Loan Origination and Service fees as compared to $0 expenses for the same period in 2004, and an increase of $42,564 in General and Administrative expenses related to an increase in travel, advertising, depreciation and business development expenses. The $1,383,406 in operating expenses includes non-cash charges of $360,944 for the issuance of unregistered stock for public relations, advisory services, and financing fees in lieu of cash payment for services and financing fees.

For the twelve months ended September 30, 2005, our consolidated net loss was $(1,400,839), including an interest expense of $17,433 as compared to a consolidated net loss of $(1,509,068) for the same period ended September 30, 2004, including an interes expense of $251. The decrease of $108,229 resulted from the absence of a one time non-cash warrant issuance expense of $900,000 for the licensure of patents accounted for in the period ended September 30, 2004. Excluding this one time non-cash warrant expense, in the comparative analysis between the period's, results in an increase of $791,771 in net loss for the period ended September 30, 2005 as compared to the same period 2004. The net loss per share was less than $(0.02) for the twelve month period ended September 30, 2005, compared to ($.01) per share loss in the prior year.

Due to our change in primary business focus in October 2003 and the developing nature of our business opportunities these historical results may not necessarily be indicative of results to be expected for any future period. As such, future results of the Company may differ significantly from previous periods. Since inception in 1997 we have accumulated deficits totaling ($6,204,284) to September 30, 2004.

LIQUIDITY AND CAPITAL RESOURCES

Working capital (deficit) at September 30, 2005 was $(718,380) as compared to $(38,819) at September 30, 2004.

During the year ended, September 30, 2005, we used $1,049,650 net cash in operating activities as compared to using $1,436,630 net cash for the year ended, September 30, 2004. The decrease of $386,980 resulted from the absence of a one time non-cash warrant issuance expense of $900,000 for the licensure of patents accounted for in the period ended September 30, 2004. Excluding this one time non-cash warrant expense, in the comparative analysis between the period's, results in an increase of $513,020 in net cash used in operations for the period ended September 30, 2005.This increase of net cash used in operations was primarily a result of an increase of $371,930 in Research and Development activities and an increase to operational costs associated with the development of our business plan.

For the twelve months ended, September 30, 2005, our capital needs have primarily been met from the proceeds of (i) private placement of common stock made by us pursuant to Regulation S of the Act, as amended (the "Act"), to an accredited investor at $0.15 per share which raised gross proceeds of $169,785;
(ii) private placements of common stock made by us pursuant to Regulation S of the Act, at a variable price ranging from 25% to 30% of the closing bid price on the date of the purchase of the stock, which raised gross proceeds of $301,283;
(iii) private placements of common stock made by the Company pursuant to Regulation S of the Act, at prices ranging from $.0944 to $.0589, which raised gross proceeds of $60,327; (iv) loans to us of $3,775 with a remaining balance of $0.0; and (v) the sale of a secured convertible 12% debenture in the amount of $850,000. Total cash provided by financing activities during the year ended September 30, 2005 increased to $1,385,170 from $283,895 during the period ended September 30, 2004. The increase of $1,101,275 was mainly attributable to an increase of $248,725 in the sale of unregistered securities and the sale of a $850,000 secured convertible 12% debenture.

CASH FLOWS

There were no cash flows provided by operations during the twelve months ended September 30, 2005. Cash and cash equivalents at September 30, 2005 were $255,853, an increase of $198,509 from September 30, 2004.

During the year ended, September 30, 2005, we used $191,995 for investing activities as compared to $12,267, for the year ended, September 30, 2004. The increased use of cash for investing activities resulted from an increase in the acquisition of assets in the form of equipment and trademark rights.

We had, at September 30, 2005, working capital of $255,853. We anticipate that there will not be sufficient cash generated from operations in the current year necessary to fund our current and anticipated cash requirements. We plan to obtain additional financing from equity and debt placements. We have been able to raise capital in a series of equity and debt offerings in the past. While there can be no assurances that we will be able to obtain such additional financing, on terms acceptable to us and at the times required, or at all, we believe that sufficient capital can be raised in the foreseeable future. On December 12, 2005 we sold a secured 10% convertible debenture in the amount of $5,000,000.

12% SECURED CONVERTIBLE DEBENTURES

On July 14, 2005, we completed a Securities Purchase Agreement (the "Purchase Agreement") with Cornell Capital Partners L.P. providing for the sale to Cornell of 12% secured convertible debentures in the aggregate principal amount of $850,000 (the "July Debentures") of which $400,000 was advanced immediately. The balance of $450,000 was advanced on August 16, 2005. The Securities Purchase Agreement contains standard representations and warranties on our part and also limits us in certain activities as long as the Debentures remain outstanding. Among other things, without Cornell's prior written consent, we are restricted from entering into certain transactions with affiliates and issuing additional securities at a below market price.


The July Debentures mature on the first anniversary of the date of issuance and bear interest at the annual rate of 12%. We are required to make monthly principal and interest commencing on the first day of the month following the declaration of effectiveness of the registration statement of which this prospectus forms a part or 120 days from the date of issuance of the July Debentures, whichever occurs first. To date, we have made $47,217 in payments under the July Debentures. All principal payments under the July Debentures have been deferred until the maturity date.

Holders of the July Debentures may convert, at any time, the principal amount outstanding under the July Debentures into shares of our common stock, at a conversion price per share equal to $0.10 Upon three-business day advance written notice, we may redeem the July Debentures, in whole or part. In the event that the closing bid price of our common stock on the date that we provide advance written notice of redemption or on the date redemption is made exceeds the conversion price then in effect, the redemption will be calculated at 120% of the July Debentures' face value.

Under the Purchase Agreement, we also issued to Cornell five-year immediately exercisable warrants to purchase 4,250,000 and 2,125,000 shares of Common Stock at $0.15 and $0.20, respectively (collectively, the "July Warrants"). Both the July Warrants and the December Warrants discussed below contain a cashless exercise provision that permits Cornell, if the shares underlying the July Warrants and the December Warrants are not then registered or if we are in default under the Debentures, to exercise the July Warrants and the December Warrants by surrendering some or all of these warrants and in lieu of paying the exercise price receiving a number of shares that is less than it would have received in case of a cash exercise. Assuming cash exercise of all of the July Warrants and the December Warrants, we will receive $3,210,250. There can be no assurance that all warrants will be exercised for cash, if at all.

10% SECURED CONVERTIBLE DEBENTURES


On December 12, 2005, we consummated a Securities Purchase Agreement (the "December Purchase Agreement") dated December 12, 2005 with Cornell providing for the sale to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $5,000,000 (the "December Debentures") of which $2,000,000 was advanced immediately. The second installment of $2,000,000 was advanced on January 12, 2006. The last installment of $1,000,000 will be advanced three days prior to the date the registration statement is declared effective.


The December Debentures mature on the third anniversary of the date of issuance and we are not required to make any payments until the maturity date.


Holders of the December Debentures may convert at any time amounts outstanding under the December Debentures into shares of our common stock at a conversion price per share equal to the lesser of $0.38 or 95% of the lowest daily volume weighted average price of our common stock for the 30 trading days immediately preceding the date of conversion (the "Variable Market Price"). Unless waived by us (such as in the event that we determine that it is in our best interest to reduce the amount outstanding under the December Debentures without depleting our available cash), the holders may not, together with their affiliates, convert more than an aggregate of $350,000 in any 30-day period of principal amount of the December Debentures at the Variable Market Price.


We have the right to redeem a portion or all amounts outstanding under the December Debenture at a 15% redemption premium provided that the closing bid price of our common stock is less than $0.38.

Under the December Purchase Agreement, we also issued to Cornell five-year warrants to purchase 3,125,000 and 1,250,000 shares of common stock at $0.45 and $0.55, respectively (collectively, the "Warrants").

In connection with the December Purchase Agreement, we also entered into a registration rights agreement providing for the filing of a registration statement of which this prospectus forms a part registering the common stock issuable upon conversion of the July Debentures and the December Debentures and exercise of the warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than April 11, 2006 and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the July Debentures, the December Debentures and exercise of the July Warrants and the December Warrants have been sold. In the event of a default of our obligations under that registration rights agreement, including our agreement to file it no later than January 11, 2006, or if the registration statement is not declared effective by April 11, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the July Debentures and the December Debentures.

The July Debentures and the December Debentures contemplate that we will repay the entire outstanding principal and all accrued interest in cash. To the extent that Cornell, at its discretion, elects to convert all or part of the debentures into shares of common stock, it will extinguish or reduce the amounts due under the debentures. Since the July Debentures and the December Debentures limit Cornell's stock ownership to 4.9%, it may not be able to convert the debentures at all times. Our obligation to repay the debentures continues at any time that Cornell does not elect to convert the debentures, irrespective of whether the failure to elect to convert was discretionary on the part of Cornell or was imposed by the 4.9% limitation.

Our obligations under the July Purchase Agreement and the December Purchase Agreement are secured by substantially all of our assets. As further security for our obligations, we have deposited into escrow 26,798,418 shares of Common Stock. In the event of a default, Cornell will have the right to vote these shares and receive dividends with respect to the shares. Cornell will also have the right to deliver a notice of default. As soon as practicable after receipt of this notice, the escrow agent will release the escrowed shares to Cornell. In addition, Tom Djokovich, our Chief Executive Officer, has granted a security interest in 925,000 shares of Common Stock that he owns to secure the Company's obligations under the July Purchase Agreement only.

Prior to executing the December Purchase Agreement, we had withdrawn the registration statement that included common stock issued to Cornell and common stock to be issued upon the conversion of the July Debentures and the exercise of the July Warrants as well as common stock to be issued pursuant to an equity line of credit extended by Cornell. We also agreed with Cornell to terminate that equity line of credit. Pursuant to that termination agreement, we allowed Cornell to retain 2,544,031 shares of our common stock representing the $390,000 commitment fee under the equity line of credit. In addition, we allowed Newbridge Securities, Inc. to retain 65,232 shares of common stock issued as compensation for placement agent services in connection with the equity line of credit.

We believe that the funds received and to be received from Cornell will be sufficient to fund and expand our business over the next 12months. If for some reason we are required to repay the entire $5,850,000 under the convertible debentures, , we may have to obtain additional operating capital from other sources to enable us to execute our business plan. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended (the "Act"), or to offshore investors pursuant to Regulation S of the Act. There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

NET OPERATING LOSS

For federal income tax purposes, we have net operating loss carry forwards of approximately $6,204,284 as of September 30, 2005. These carry forwards will begin to expire in 2010. The use of such net operating loss carry forwards to be offset against future taxable income, if achieved, may be subject to specified annual limitations.

RESULTS OF OPERATIONS FOR THE THREE-MONTH PERIOD ENDED JUNE 30, 2005 COMPARED TO THE SAME PERIOD IN 2004

We generated no revenues in the period ended June 30, 2005 as well as for the same period in 2004. We incurred operating expenses totaling $282,343 for the three months ended June 30, 2005 compared to $122,213 for the same period in 2004. Primary sources for the increase to operating expense of $160,130 include: an increase of $82,665 in Research and Development activities, an increase of $42,295 in Public Relations activity, and an increase of $35,170 in General and Administrative expenses related to an increase in legal, accounting and business development expenses. The $282,343 operating expenses includes non-cash charges of $22,950 for the issuance of unregistered stock for business development and advisory services in lieu of cash payment for services.

The net loss for the three months ended June 30, 2005 was ($282,245) as compared to a net loss of ($122,213) for the same period 2004. The increase of $160,032 includes (i) an increase in research and development expenditures of $82,665 which is anticipated to continue to increase for the foreseeable future as we further our efforts to complete the commercial development of a licensable process for the manufacture of semi-transparent solar electric glazing technologies and (ii) an increase of $77,367 in General and Administrative expenses attributed to our business development and investor awareness efforts.

These expenses are anticipated to continue to increase as we continue the development of our business plan as a developer and provider of solar electric technologies.

RESULTS OF OPERATIONS FOR THE NINE MONTH PERIOD ENDED JUNE 30, 2005 COMPARED TO SAME PERIOD ENDED JUNE 30, 2004

We had no revenues in the nine-month period ended June 30, 2005 as well as for the same period in 2004.

We incurred operating expenses totaling $652,765 in the nine-month period ended June 30, 2005 compared to $228,355 in the same period ended June 30, 2004. The major components of the expenses in the nine-month period were Contract R&D of $357,646, salaries of $120,144, legal and accounting fees of $49,783, public relations expenses of $81,871, and general and administrative expenses of 43,312. These expenses were all incurred in preparing to commercialize a licensable process for the manufacture of semi-transparent solar electric glazing technologies.

We incurred consolidated net loses of ($652,249) and ($228,355) in the nine-month period ended June 30, 2005 and 2004 respectively. The associated net loss per share was nominal in the nine-month period ended June 30, 2005 and 2004.

We expect the trend of losses to continue at an accelerated rate in future quarters until we are able to begin sales of significance of which there is no assurance

LIQUIDITY AND CAPITAL RESOURCES

We had cash at June 30, 2005 of $3,620 and prepaid expenses in the amount of $43,500 equaling total current assets of $47,120 as compared to cash of $37,344 in cash and prepaid expenses in the amount of $20,000 equaling total current assets of $57,344 as of September 30, 2004. We had a net working capital (deficit) of ($306,173) as compared to a working capital (deficit) of ($38,819) at September 30, 2004. There were no cash flows provided from operations during the nine-month period ended June 30, 2004 and increases to general, administrative, research and development expenses in these periods resulted in an overall increase to working capital deficits.

Cash flow from financing activities used in operating activities during the nine-month period ended, June 30, 2005, was ($380,894) as compared to using ($112,416) for the same period 2004. The increase of cash used in operations of $268,478 included (i) an increase in research and development expenses of $82,665 (ii) non-cash charges of $34,000 for un-registered stock issued for investor relations and advisory services in lieu of cash payments (iii) and an increase of $151,813 in general and administrative expenses in the commercial development of our new business objectives. The value of the stock issued for services was determined by using the value of the last sale closing price or a monthly average closing price as quoted on the OTCBB on the date of issuance.

For the nine-months ended June 30, 2005, our capital needs have been met from the proceeds of a series of private placements of Common Stock. We completed private placements of our common stock pursuant to Regulation S totaling $531,394.97 in the nine-months ended June 30, 2005 of which $40,260 was completed in the quarter ended June 30, 2005 as compared to $179,212 for the nine-months ended June 30, 2004. The proceeds from the above sales of unregistered securities were used to fund our research and developments and day-to-day operations and to pay the accrued liabilities associated with these operations.

Cash and cash deposits at June 30, 2005 were $47,500, a decrease of $125,494 from March 31, 2005. We had, at June 30, 2005, a working capital (deficit) of ($306,173).We anticipate that there will not be sufficient cash generated from operations in the current year necessary to fund our current and anticipated cash requirements. We are currently engaged in efforts to obtain additional financing from equity and debt placements as discussed immediately below.

                                    BUSINESS

COMPANY HISTORY

We were incorporated in Colorado on February 25, 1997, under the name Sun River Mining Inc. Effective September 24, 2003, we completed a Plan of Reorganization and Asset Purchase Agreement with Xoptix, Inc., a California corporation. Pursuant to the Plan of Reorganization, we issued 110,530,000 (post reverse split) common shares and changed our name to XsunX, Inc. Prior to the Plan we had no tangible assets and insignificant liabilities.

Also pursuant to the Plan of Reorganization, we acquired the following three patents for 70,000,000 shares (post reverse split one for twenty): No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

OVERVIEW

We are developing new and innovative thin film solar cell designs and manufacturing process with the intent to provide commercially viable solar cell designs that convert sun light into electrical energy. The process for producing electricity from sunlight is known as Photovoltaics. Photovoltaic ("PV") is the science of capturing and converting sun light into electricity.

We are focusing our research and product development efforts on thin film PV devices in an effort to capitalize on what we perceive as cost and application diversity advantages to current rigid multi-crystalline silicon wafer technologies. Our thin film cell designs employ between .2 microns to 1.5 microns of material thickness as opposed to an approximate 400 microns of material thickness for multi-crystalline cell designs. This significant reduction in cell thickness and flexibility of the completed cell structure leads to the use of "thin film" terminology in describing the solar cell design.

The focus of our development efforts is to deliver two aspects of technologies in the form of an integrated solution providing, a) commercially scalable manufactured processes and equipment designed for the specific manufacture of our thin film solar technologies, and, b) proprietary thin film solar cell designs that address new application opportunities in the growing field of Building Integrated Photovoltaics.

Building Integrated Photovoltaics or ("BIPV") in concept, allows photovoltaic material, in the form of photoelectric panels, to be incorporated into the design of building materials; thus, providing a new and smart way to integrate additional sources of power production into the operation of buildings. As the BIPV category of the photovoltaic industry is beginning its growth into the US, and worldwide markets, we intend to attempt to achieve commercialization of BIPV through a combination of innovation and patented thin film designs and manufacturing techniques.

BIPV technology might eventually enable every building to be a virtual power plant by utilizing the power of the sun, through the skin of the building, in an aesthetically sound and structurally safe environment if its economics and productability can be proven.

PRODUCT DEVELOPMENT

The first of our product development efforts is Power Glass(TM) - an innovative thin film solar technology that is intended to allow windows to produce electricity from the power of the sun without significantly altering the appearance or use of the window or transparent surface. Using proprietary and patented solar cell designs and manufacturing processes, we are focused on the development of thin film solar cell designs for semi-transparent coatings on thin flexible plastics that create large area monolithic in appearance solar cell structures that you can see through.

The design of the Power Glass solar cell provides for the manufacture of numerous small cells on thin transparent flexible plastics. As part of the manufacturing process numerous individual cells are produced simultaneously on rolls of thin plastic substrates and interconnected using minimally apparent segmentations. The result is a large area integrated solar cell device that is monolithic or uniform in appearance and simulates tinted solar control films used in window shading applications. We believe the advantages to the use of our films in solar glass designs, over current solar glass designs, lie in improved esthetic appearance, reduced manufacturing or assembly requirements, and lower finished product costs.

These cells are single-junction amorphous silicon based (a-Si) solar cells that depending on the degree of light transmission, or transmisivity, are expected to operate at 4% + efficiencies. That is approximately 4 or more watts of direct current can be produced per square foot of Power Glass film. While lower in efficiency than opaque thin film multi-junction amorphous silicon at approximately 5.3-6.4%, and rigid silicon wafers at 12-15% efficiencies the Power Glass films benefit from cost reductions in the manufacturing process. We believe that the following combined attributes will provide Power Glass films a competitive advantage while at the same time addressing architectural glass facade applications that have been under utilized as a platform for the integration of photovoltaic technologies;

o Low temperature processing techniques of (<150C) allow the use less expensive plastic or polyester substrates that will not be exposed to higher temperature manufacturing processes of multi-junction amorphous at
      (250C) and silicon wafer at (600-800C)

o Significant reductions in the amount of silicon used with only .2 microns for Power Glass as compared to 1 micron for multi-junction amorphous, and 400 microns for silicon wafers.

o Fully integrated large area solar modules as part of the manufacturing process on rolled substrate materials that can be integrated into glass assemblies.

As part of our plan to develop new and innovative solar cell designs, and use applications, we expanded our business focus in October 2005 to include the development of thin film opaque solar cell designs and manufacturing methods. The focus of this product development will be aimed at the commercialization of U.S. Provisional Patent Application serial number 60/536,151 - three terminal and four terminal solar cells, solar cell panels, and method of manufacture. We refer to the design of this solar cell as a 4 terminal solar cell and believes that it may provide a number of improvements over current multi-junction solar cell deigns.

This unique 4 terminal solar cell design uses a combination of thin film transparent cell technology, derived from our Power Glass initiative, with that of a thin film nano-crystalline solar cell structure. We believe that the combination of these two technologies into a single device holds an opportunity to deliver low cost, high efficiency, flexible, and light weight solar cells providing performance characteristics commonly found only in various forms of expensive crystalline wafer technologies.

Preliminary and rudimentary laboratory tests of this technology have produced conversion efficiencies of 9.9%. We believe that through the further refinement of the cell structure deposition processes and enhanced material, open circuit voltage, and band gap properties the 4 terminal thin film device may provide conversion efficiencies approaching 14-15%, although this is not assured nor is it proven in lab tests.

The design of the 4 terminal thin film solar cell provides several advantages to existing multi-junction solar cell designs. A primary benefit is that the 4 terminal cell does not require electrical current matching between each cell. This circumvents a common problem plaguing multi-junction devices that can cause reduced overall solar cell power output. Stability issues are also addressed through the use of low band gap nano-crystalline junction materials and ultra-thin amorphous silicon materials to create a stable and efficient solar cell stack. Low temperature processing capabilities of this design may further increase manufacturing efficiencies allowing the use of less expensive substrate materials.

The decision to diversify our product development efforts to include opaque solar cell designs was fueled by what we see as growth opportunities for domestic and international demand in opaque solar cell products and applications. In countries such as China, Japan, Germany, and the U.S., there is a growing trend supporting the increased use of green building designs promoting the use of integrated solar technologies within building materials. We anticipate that the development of a stable, high efficiency, thin film solar cell could provide building material manufacturers with a preferred alternative to the use of lower efficiency multi-junction thin films and the more costly multi-crystalline solutions.

The process of integrating renewable power generating properties into building materials such as glass and onto buildings is known as Building Integrated Photovoltaics or "BIPV." If our research efforts produce a design that provides more efficiency of power production at economic costs, we intend to be a leader in the design and delivery of BIPV thin film designs and manufacturing methods.

We believe that our thin film designs could provide a solution for the wide scale integration of BIPV energy producing products into living and working environments - all without causing disruptive and costly changes to lifestyles. Upon the completion of our commercialization process we anticipate the majority of revenues to be derived from the sale and licensure of its manufacturing process equipment and solar cell designs.

COMPANY SPONSORED RESEARCH AND DEVELOPMENT

Management has established a plan under which we are conducting research to commercialize our technologies and developing new technology through the contracting for research, development and planning for commercialization processes with certain qualified facilities that specialize in our technology. Management believes this product development process provides us with the fastest path to marketable products, the maximization of corporate resources, and, the broadest access to capable device, optical and material engineering facilities, and technical expertise.

In June 2004 we established, and continue to maintain, a primary strategic relationship with Colorado based MVSystems, Inc. that designs, builds, and delivers state-of-the-art manufacturing tools designed specifically for the thin film semiconductor market. MVSystems, Inc. ("MVSystems") is equipped with both the technical staff and tools necessary for the development and commercialization of XsunX technologies. The terms of the working relationship provides us with complete R&D facilities without mark-up for profit on the use of staff and equipment. In return MVSystems received warrants for the purchase of our common stock. The objective of this ongoing plan is to provide us with technical expertise necessary for the development of manufacturing techniques necessary for the development of demonstrable and marketable manufacturing techniques and thin film solar cell designs.

In September 2004 we increased our patent and technology assets by acquiring an exclusive royalty free license from MVSystems to a suite of patents and technologies specific to the design and manufacture of its semi-transparent solar electric glazing initiative, Power Glass. In October of 2005 we further expanded our licensing rights with MVSystems to include the design and manufacture of opaque solar cell designs thereby also expanded our intended product base to include both semi-transparent and non-transparent thin film solar cell designs, and manufacturing methods. We believe that the licensed technologies provide us with key aspects to facilitate development efforts and which may enable designs for the commercial viability of future products.

As part of the October 2005 license expansion with MVSystems we also received the benefit of equipment manufacturing services from MVSystems under an "at cost, without mark up for profit, plus ten percent" pricing structure. This provided us with access to equipment manufacturing facilities and the ability to market and deliver integrated manufacturing systems capable of producing its thin film solar cell designs. During our operating history MVSystems has designed, constructed, installed, and provided support for over 70 systems ranging from small research and development systems to multi-megawatt production systems.

For the year ended September 30, 2005, we committed 36% or $501,423 of our operating budget towards product development and another $181,995 was used for the addition of development equipment. We intend to continue to focus on the development and refinement of solar cell designs, proprietary manufacturing processes, and facilities design that could be provided to our future licensees as turnkey solutions for the core requirements necessary for the mass production of our thin film designs. A large part of our capital is used for on going product design development efforts.

At present we continue to develop our Power Glass(TM) process for future commercial applications. Areas of current process development include:

(a) Process development on thin-film sheet and rolled polymers, plastics, and metals (b) Qualify deposition processes and enhance material, open circuit voltage, and band gap properties (c) Complete the integration of reel-to-reel processing systems into the manufacturing process; and (d) Refine and integrate cell segmentation process into manufacturing process

We have and continue to make investments in the development of intellectual property assets as part of our business plan. For the year ending September 30, 2006 we have developed a plan of operations that commits 34% of our budget or $1,535,000 to research and development, and another 37% of its budget or $1,700,000 to the manufacture of our first production line system for eventual re-sale to future licensees. The purpose of these investments is to develop and market patented and proprietary solar electric thin film designs and manufacturing processes for sale and licensure to target markets.

PRODUCT DESIGN STRATEGY

Our development effort is intended to deliver two aspects of marketable technologies in the form of an integrated solution providing, a) commercially scalable manufactured processes and equipment designed for the specific manufacture of our thin film solar technologies, and b) proprietary thin film solar cell designs that address new application opportunities. The manufacture and sale of these items as a systems provides us with the ability to deliver our thin films technologies as an integrated licensable design.

Our manufacturing systems design is based upon its licensees from MVSystems to combine industry standards of in-line roll-to-roll processing techniques with the exact processing capabilities of vacuum deposition cluster tool systems. While in-line roll-to-roll processing systems are widely used in the manufacture of thin film solar cells, their ability to provide higher unit volumes comes at the cost of reduced solar cell efficiency due to cross contamination of materials, the inefficient use of materials, and a manufacturing design that is rigid and not easily adaptable to increased scale and the introduction of new technologies.

Conversely multi-chamber based cluster tool systems are modular in design allowing for expandability, the introduction of new technologies, provide the extreme control and exacting standards necessary to produce such high value items as thin film transistors, and rigid crystalline solar cells, but cluster tool systems sacrifice throughput resulting in lower unit volumes and yield.

We believe that the selective integration of the better attributes of each of these separate system types provides a hybrid type of system for use in the fabrication of an array of new thin film devices on flexible substrates. It is this design that we have an exclusive license for from MVSystems, among other technology. We believe that these patented manufacturing designs may offer economies of increased throughput resulting in yield advantages, while providing expandability of manufacturing capabilities and the introduction of new technologies at reduced cost from present models.


In additional benefit to the hybrid system is the ability to employ the use of a smaller initial foot print, or facilities area, requiring less initial capital expenditure. As production requirements increase, the efficiencies of replicating only portions of the system design to move from single to multi-megawatt capabilities may provide in theory improved cost-competitiveness. Ultimately, multi-megawatt factories producing thin film solar cells may be an enabling factor in achieving the necessary price thresholds required for solar to compete with traditional power generation choices.

TRADEMARK, PROPRIETARY TECHNOLOGY AND PATENTS

We entered into an agreement for the purchase of the U.S. registered trademark "Power Glass(TM)" and Internet domain name PowerGlass.com in May 2004 from Western Gas and Electric Company, a California corporation. We have not been issued registered trademarks for our "XsunX" trade name. We may file trademark and trade name applications with the United States Office of Patents and Trademarks for our proposed trade names and trademarks.

In September 2003 we were assigned the rights to three patents as part of an Asset Purchase Agreement with Xoptix Inc., a California corporation. The patents acquired were No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

In addition, we licensed the patent and technology portfolio of MVSystems, Inc., a Colorado corporation ("MVSystems") in September 2004. The license granted us the royalty free exclusive rights for use by us in our attempt to establish a commercially viable process for the manufacture of semi-transparent solar cells and solar electric glazing processes and, accordingly, included all MVSystems technology, know how, and resources which are part of or related to the licensed patents and technology that was then or may become applicable or beneficial to the furtherance of our business objectives in the future. The license was exclusive as to technology pertaining to our field of use as it pertains to the business of developing, commercializing and licensing processes for the manufacture of semi-transparent (greater than 5% transparency) solar cells or photovoltaic glazing technologies.

In October of 2005 we further expanded our licensing rights with MVSystems to include the design and manufacture of opaque solar cell designs thereby also expanding the Company's intended product base to include both semi-transparent and non-transparent thin film solar cell designs, and manufacturing methods. We believe that the licensed technologies provide them with key aspects to successful completion of our product development efforts, the commercial viability of future products, and the ability to deliver those products.

The following are two of the patents licensed from MVSystems that are management believes to be beneficial to the development of scalable manufacturing processes for its thin film technology. Semiconductor Vacuum Deposition System And Method Having A Reel-To-Reel Substrate Cassette: US6, 258,408 B1: July 10th, 2001. (Method of Fabrication); and US Provisional Patent Application serial number 60/536,151- three terminal and four terminal solar cells, solar cell panels, and method of manufacture. (Device and Method of Fabrication)

As part of the October 2005 license expansion with MVSystems we also received the benefit of equipment manufacturing services from MVSystems under a pricing structure of cost, without mark up for profit, plus ten percent. This provided us with access to initial equipment manufacturing facilities and an initial ability to market and deliver integrated manufacturing systems capable of producing its thin film solar cell designs. During our operating history MVSystems has designed, constructed, installed, and provided support for over 70 systems ranging from small research and development systems to multi-megawatt production systems. We may have to seek additional facilities if demand were to exceed MVSystems' delivery capacity.

We continue to develop additional processes, techniques, and device designs. These research and development efforts may provide the Company with additional proprietary technology that may lead to the filing of new provisional and patent applications.

APPLICATIONS FOR OUR PHOTOVOLTAIC THIN FILMS

Our thin film solar cell designs are intended to provide benefits associated with the use of light weight materials, the use of low processing or manufacturing temperatures providing diversity in the use of substrates necessary to meet specific application requirements, flexibility for molding to shapes, and semi-transparency provide characteristics beneficial in the design of diverse use applications.

The first of our product development efforts is Power Glass(TM) - an innovative thin film solar technology that is intended to allow windows to produce electricity from the power of the sun without significantly altering the appearance or use of the window or transparent surface. Using proprietary and patented solar cell designs and manufacturing processes, we are focused on the development of thin film solar cell designs for semi-transparent coatings on thin flexible plastics that create large area monolithic in appearance solar cell structures that you can see through. We believe that Power Glass(TM) may have ubiquitous applications -- including, but not limited to:

LARGE BUILDINGS - ARCHITECTURAL GLASS:

Power Glass thin films could be applied to the windows in the manufacture of large buildings, turning these structures into virtual power plants. Electrical power generated can be used to run building systems augmenting other power sources.

INDUSTRIAL, AGRICULTURAL, AND PUBLIC FACILITIES - CANOPY, SKYLIGHT, & ROOFS:

Power Glass thin films could be applied to the various transparent surfaces of manufacturing, green house, and public facilities to supply a clean and renewable portion of electrical power. XsunX believes that these types of products and applications will provide economic incentives for the wide scale adoption of the integrated use of Power Glass(TM) thin film technologies. Film produced by Company licensees using the XsunX process could be supplied to building material manufacturers worldwide for development and use in numerous applications.

GROWTH, REVENUE AND DISTRIBUTION PLAN

We intend to market its integrated manufacturing systems as turnkey solutions for the manufacture it's current and future PV thin films designs. The manufacturing systems will be sold to manufacturers as modular systems and licensed for use in the manufacture our thin film designs. Manufacturers would in turn agree to manufacture and distribute our PV thin films, or incorporate the thin film PV technology into their product manufacturing process as an "original equipment manufacturer" (OEM) and sell the finished product to their consumers. No licenses or contracts now exist with any manufacturer.

We intend to also target customers who are developing their own technology platforms in which the manufacture of or the integration of our thin film solar cells could play an important role. We intend to offer non-exclusive manufacturing licenses and expects to earn a royalty on thin films manufactured under any licenses. In selling the manufacturing equipment and licensing the technology to manufacturers, we reduce operating expenses and save capital in plant, property and equipment. As a result, should we realize earnings we intends to reinvest our retained earnings in R&D in an effort to continuously develop related new technologies that will help us achieve sustainable competitive advantages.

MARKET

Our thin film Power Glass technology, upon completion of commercialization may be applied to the large and established glass and building material industries. That is, transparent photovoltaic glazing may enable solar energy-production to enter mainstream markets because it can become integral to the designs of buildings. Builders and manufacturers already use glass, plastic and other materials, so they may be attracted to the economic benefits of using the same materials that also produce electrical energy.

Three key attributes of photovoltaics as an electricity source are fueling world interest in photovoltaics "PV":

Environment: PV is truly a clean, emission-free renewable electrical generation technology, with substantial potential for a supply rate in the world's future energy demands.

Technology: PV is reliable, manufacturable, consumer-friendly, and can be deployed in a wide range of applications.

National Interest: PV is critical to our energy security, strategic technology, and long-term economic growth. As a "distributed" generation source, this technology acts as a network--not a grid--and is much less susceptible to large-scale outages caused by disasters of natural or human origin. It mitigates our dependence on foreign energy supplies, while providing distinct benefits to our domestic economy.

According to the Energy Information Administration of the US Department of Energy, the global photovoltaic industry reached $4.7 billion in worldwide sales in 2003 and is expected to grow at a rate in excess of 15-20% per year over the next several decades. The department further estimates that between the years 2000 and 2020 the demand for electrical power in the United States will require the addition of approximately 355 gigawatts of new energy production capacity. This presents a 40% increase over present electrical energy production capacity.

In the long view, we believe solar energy production is intrinsically attractive, not only environmentally but also economically. Sunlight is readily, regularly, and widely available; it is renewable; and it is easily accessible without the massive expense of mining, drilling, or constructing huge dams or other facilities. Tapping the sun directly, rather than through the solar energy stored in fossil fuels, wood, or ethanol, makes too much economic sense not to be inevitable.

MARKETING STRATEGY

We intend to enhance and promote the idea that our manufacturing systems and thin film technologies, when ready to market, present a compelling and efficient solution for the manufacture of diverse photovoltaic thin films. In order to create a favorable environment for sales, we plan to undertake advertising and promotion efforts. These efforts may be outsourced and will require the services of an advertising relations firm. We plan to interview various firms and select those most capable of assisting us with comprehensive advertising and promotion plans. We intend to commence building and staffing our marketing department to accelerate these efforts in the first part of 2006. We have not yet finalized the potential costs of our marketing strategy.

We will invest in small test campaigns before committing to large promotions or marketing campaigns. Our initial marketing strategy we will be to market to potential manufacturer partners in our target markets representing solar device manufactures, glass, and building materials manufacturers.

BACKLOG OF ORDERS

There are currently no orders for sales at this time.

GOVERNMENT CONTRACTS

There are no government contracts at this time.

COMPETITIVE CONDITIONS

Currently, management is not aware of other products substantially similar to our products on the market. However, a number of solar cell technologies have and are being developed by a number of companies. Such technologies include amorphous silicon, cadmium telluride, copper-indium-gallium-selenide (CIGS), and copper indium diselenide as well as advanced concepts in thin film crystalline silicon, and the use of organic materials. Given the benefit of time, investment, and advances in manufacturing technologies any of these competing technologies may achieve manufacturing costs per watt lower than the cost per watt to manufacture our thin film solar cells.

In accessing the principal competitive factors in the market for solar electric power products we use price per watt, stability and reliability, conversion efficiency, diversity in use applications and other performance metrics such as scalability of manufacturing processes and the ability to adapt new technologies into cell designs and the manufacturing process without antiquation of existing infrastructure. If we do not compete successfully with respect to these or other factors, it could materially and adversely affect our business, results of operations, and financial condition.

A number of large companies are actively engaged in the development, manufacturing and marketing of solar electric power products. The five largest PV cell suppliers are Q-Cells Shell Solar, Sharp Corporation, BP Solar, and Kyocera Corporation, which together supply the significant portion of the current PV cell market. All of these companies have greater resources to devote to research, development, manufacturing and marketing than we do.

Other competitive factors lie in the current use of other clean renewable energy technologies such as wind, ocean thermal, ocean tidal, and geo-thermal power sources, and conventional fossil fuel based technologies for the production of electricity. We expect our primary competition will be within the solar cell marketplace itself. Barriers to entering the solar cell manufacturing industry include the technical know-how required to produce solar cells that maintain acceptable efficiency rates and the design of efficient and scalable manufacturing processes.

t 0 0 COMPLIANCE WITH ENVIROMENTAL LAWS AND REGULATIONS

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations by has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

ADMINISTRATIVE OFFICES

As of September 30, 2005 we leased administrative office facilities located at 65 Enterprise, Aliso Viejo CA 92656 for approximately $750 per month pursuant to a six month lease agreement renewable in 6 month or greater increments thereafter.

EMPLOYEES AND CONSULTANTS

We are a development stage company and as of September 30, 2005 had one salaried employee. Through our strategic technology sharing and facilities use relationship with MVSystems, Inc, we use the services of 15 additional technologists and support staff. We intend to we retain our current President and Chief Executive Officer, Mr. Tom M. Djokovich, on October 1, 2003. We project that during the next 12 months our workforce is likely to increase to 8, with 3 of the new employees being in Administrative, and 4 in marketing and sales positions. It is anticipated that MVSystems will also expand the number of employees by 2. In addition to the anticipated retention of new employees we expect to continue to use outside consultants, subcontract labor, attorneys and accountants as necessary, and may find a need to engage additional full-time employees as necessary.


                            DESCRIPTION OF PROPERTY

We currently lease administrative office facilities located at 65 Enterprise, Aliso Viejo CA 92656 for approximately $750 per month pursuant to a six month lease agreement and month to month thereafter.

                                LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth current information regarding our executive officers, senior managers and directors:


Name                            Age   Positions
----                            ---   ---------

Tom Djokovich.................  48    President, Chief Executive Officer,
                                      Chief Financial Officer and Director

Brian Altounian...............  42    Secretary, Director
Thomas Anderson...............  40    Director


Mr. Djokovich has been our Chief Executive Officer, President Chief Financial Officer and a director since September 2003. From 2002 to September 2003, he provided corporate consulting services as an independent consultant. He was the founder and served from 1995 to 2002 as the Chief Executive Officer of Accesspoint Corporation, a vertically integrated provider of electronic transaction processing and e-business solutions for merchants. Under Mr. Djokovich's guidance, Accesspoint became a member of the Visa/MasterCard association, the national check processing association NACHA, and developed one of the payment industry's most diverse set of network based transaction processing, business management and CRM systems for both Internet and conventional points of sale. Prior to Accesspoint, Mr. Djokovich founded TMD Construction and Development in 1979. TMD provided management for multimillion-dollar projects incorporating at times hundreds of employees, subcontractors and international material acquisitions for commercial, industrial and custom residential construction services as a licensed building firm in California. In 1995 Mr. Djokovich developed an early Internet based business-to-business ordering system for the construction industry. Mr. Djokovich also currently serves as a Director and Chairman of the Audit Committee for Roaming Messenger, Inc., a publicly reporting company that provides a breakthrough software solution for delivering real-time actionable information for Homeland Security, emergency response, military and enterprise applications.

Mr. Altounian has over 16 years of experience in the area of finance, administration and operations. He is currently Chief Operating Officer of Platinum Studios, a Beverly Hills-based entertainment company that controls the world's largest independent library of comic book characters, which it adapts and produces for film, television and all other media. In addition to managing fiscal growth and staffing, he is spearheading the company's digital strategy, overseeing business development and acquisitions in the online, interactive, and wireless industries. Mr. Altounian previously served as the Vice President of Finance for Lynch Entertainment, a producer of family television series' for the Nickelodeon and Disney Channels. Prior to joining Lynch Entertainment, Mr. Altounian held key management positions at numerous entertainment companies including Director of Finance and Administration at Time Warner Interactive; Finance Manager for National Geographic Television; and Manager of Business Services for WQED, the nation's first community-owned public television station. He also founded his own consulting company, BKA Enterprises, a firm that supported and advised entertainment and multimedia companies in the areas of financial and business management. Mr. Altounian holds an undergraduate degree from UCLA and an MBA from Pepperdine University.

Mr. Anderson presently works as a Senior Environmental Scientist for the Energy and Environmental Engineering Division of Apogen Technologies in Los Alamos, New Mexico. He earned his B.S. in Geology from Denison University and his M.S. in Environmental Science and Engineering from Colorado School of Mines. Mr. Anderson has worked for past 16 years in the environmental consulting field, providing environmental compliance, characterization and remediation services to Department of Energy, Department of Defense, and industrial clients. He formerly worked as a Senior Environmental Scientist at Concurrent Technologies Corp. from November 2000 to December 2004. From March 2000 to November 2000 he was employed as a hydrologist at Stone & Webster Engineering, Inc. From July 1998 to March 2000 he was employed by advanced Integrated Management Services as an Environmental Scientist/Engineer. From 1997 to 1998 he was a graduate research assistant at Colorado School of Mines in the Environmental Science and Engineering Program.

BOARD COMMITTEES

We do not currently have any board committees.

ADVISORY BOARD

In September 2004, we established a Scientific Advisory Board to attract qualified specialists from the fields of material and device engineering, and, industry specialists representing expertise in manufacturing, design, certification and applications associated with glass, plastics and building materials. It is anticipated that panel members will be engaged for a period of two years. The advisory board retained a chairman, Dr. Arun Madan to lead the panel, advise the development process and recommend additional candidates for inclusion on the panel.

Effective September 17, 2004 our Board of Directors unanimously approved the appointment of Dr. Arun Madan to chair the advisory board under the terms of a 5-year consulting agreement. As compensation for services rendered under the terms of the agreement Dr. Madan was granted a Consulting and Advisory Warrant for the purchase of up to 1,000,000 shares with an exercise price of $0.15 per share, subject to the following vesting provisions:

o 25,000 Shares per month during the first twenty- four months (24) of his engagement as a consultant; o 150,000 shares upon the satisfactory completion of the development of a semi-transparent thin film silicon solar cell module, and other technology; o 250,000 shares upon the sale and/or licensure of one of our processes.

In addition, our Board of Directors has unanimously approved the appointment of three additional scientists to our advisory board under the terms of 2-year consulting agreements. They are Dr. Arokia Nathan on February 1, 2005, Dr. Richard Rocheleau on February 1, 2005, and Dr. John Moore on March 8, 2005. As compensation for services the above advisory board members were each granted Consulting and Advisory Warrants for the purchase of up to 250,000 shares with an exercise price of $0.20 per share. For of these persons, warrants to purchase 50,000 vested immediately Thereafter, the warrant to purchase 25,000 shares become exercisable at each calendar quarter during the term of engagement .

BIOGRAPHICAL INFORMATION DR. ARUN MADAN

Dr. Madan is a Research Professor in the Department of Metallurgical and Materials Engineering at The Colorado School of Mines, President of MVSystems Inc. and an adjunct professor at The University of Waterloo, Canada. He became one of the originators of Amorphous Silicon technologies in 1970 and fabricated the first TFT (thin film transistor) as part of his Ph.D thesis. With over 30 years of leading edge scientific accomplishments he has published well over one hundred scientific papers, published a textbook now in use at several universities and holds fourteen patents on thin film semiconductor technology as well as advanced vacuum semiconductor deposition systems. In addition to his recognized leadership in the fields of thin film semiconductors and solar cells, he is the founder of two firms, Glasstech Solar Inc. in 1985 and MVSystems, Inc. in 1989. As founder of these firms he has gained over twenty years of international business, marketing and management experience successfully establishing technology sales exceeding $150 million dollars. Leveraging his extensive scientific, business and leadership capabilities he has led teams of scientists/engineers in multi-disciplinary programs providing contract research and development work for a multitude of domestic and international agencies and firms including the National Renewable Energy Laboratory (USA), BP-Solar (USA), Shell (The Netherlands), Kovio (USA), Zettacore (USA), QinetiQ (UK), ENEA (Italy) and Pacific Solar (Australia) etc. Dr Madan received his Ph.D. - Physics from the University of Dundee, Scotland.

BIOGRAPHICAL INFORMATION DR. JOHN MOORE

Dr. John J. Moore is a Materials Scientist who holds the position of Trustees' Professor and Head of Department of Metallurgical and Materials Engineering at the Colorado School of Mines. Dr. Moore is also Director of the interdisciplinary graduate program in Materials Science and Director of the Advanced Coatings and Surface Engineering Laboratory, ACSEL, at the Colorado School of Mines in Golden. Dr. Moore established the Advanced Coatings and Surface Engineering Laboratory (ACSEL) at the Colorado School of Mines in 1994. The main objective of ACSEL is to perform fundamental research in advanced PVD and CVD systems that will aid the U.S. thin films, coatings and surface engineering industry. ACSEL is a national and international leader in research on advanced coatings, surface engineering and thin film processing. Dr. Moore was awarded a B.Sc. in Materials Science and Engineering from the University of Surrey, UK, in 1966, a Ph.D. in Industrial Metallurgy from the University of Birmingham, UK, in 1969, and a D.Eng. from the School of Materials of the University of Birmingham, UK, in 1996.

BIOGRAPHICAL INFORMATION DR. AROKIA NATHAN

Arokia Nathan (SM) is a Professor in Electrical and Computer Engineering, University of Waterloo, and holds the Canada Research Chair in Nanoscale Elastic Circuits. He is also the chief technology officer of Ignis Innovation Inc., Waterloo, Canada, a company he founded to commercialize technology on thin film silicon backplanes and driving algorithms for active matrix organic light emitting diode displays. Dr. Nathan has extensive experience in device physics and modeling, and materials processing and integration. He has published extensively in the field of sensor technology and CAD, and thin film transistor electronics, and has over 15 patents filed/awarded. He is a co-author of two books, Microtransducer CAD and CCD Image Sensors in Deep-Ultraviolet. He is a Senior Member of the IEEE and a member of the American Physical Society, Electrochemical Society, Materials Research Society, Society for Information Displays, International Society for Optical Engineering, and the Institute of Electrical Engineers (UK). He chairs the 2005 IEEE Lasers and Electro-Optics Society Technical Committee on Displays and the Displays Sub-Committee in both 2004 and 2005. He serves as co-chair of the Fall 2005 Materials Research Society

Symposium M: Flexible and Printed Electronics, Photonics, and Biomaterials, and is currently a Guest Editor for a Special Issue on Flexible Electronics Technology in IEEE Proceedings. He received his PhD in Electrical Engineering from the University of Alberta, Edmonton, Alberta, Canada, in 1988.

BIOGRAPHICAL INFORMATION DR. RICHARD ROCHELEAU

Dr. Rocheleau is the director of the Hawaii Natural Energy Institute (HNEI) of the University of Hawaii designated as a US Department of Energy Center of Excellence. At HNEI Dr. Rocheleau has established the HNEI Thin Films Laboratory and developed a research program focused on thin film photovoltaics and renewable hydrogen production having near-term applications in both the commercial and military sectors. Dr. Rocheleau also serves as the PI of several programs including the Hawaii Energy and Environmental Technology Initiative; and the Hawaii Hydrogen Center for the Development and Deployment of Distributed Energy Systems. He is the author of over 30 publications in peer reviewed journals and over 20 conference proceedings in the areas of photovoltaics, photo electrochemical hydrogen production, and thin-film electronic materials. Dr. Rocheleau also holds six patents and three patent disclosures. Leveraging his extensive scientific and leadership capabilities he has led teams of scientists/engineers in multi-disciplinary programs providing contract research and development of PV and semiconductor manufacturing processes for a number of domestic and international firms including, Chronar Corporation, Solarex, First Solar, Trex Enterprises, and Global Solar Inc. Dr. Rocheleau received his BChE and PhD (1980) in Chemical Engineering from the University of Delaware and a M.S. in Ocean Engineering (1977) from the University of Hawaii.

                             EXECUTIVE COMPENSATION

The following summary compensation table sets forth certain information concerning compensation paid to our Chief Executive Officer, Tom Djokovich. He was the only person who received any compensation during the periods indicated.



                                         Annual Compensation*
                                                           Other Annual
Name and Principal               Salary         Bonus      Compensation
Position                Year       ($)           ($)           ($)

Tom Djokovich(1)        2005     $150,000        -0-
President, Chief        2004     $130,000        -0-           -0-
Financial Officer       2003        -0-          -0-           -0-
                        2002        -0-          -0-           -0-

-----------------


* In accordance with the rules and regulations of the Securities and Exchange Commission, this table omits columns pertaining to compensation that was not awarded.

(1) As of January 2005, we have agreed to pay Mr. Djokovich $2,885 per week for services provided as Chief Executive Officer up to and until we determine executive compensation pursuant to an employment agreement as determined by the Board. If necessitated by our financial condition, Mr. Djokovich has agreed to the deferment of his monthly salary up to and until such time that we obtain the funds to pay these amounts. In the year ended September 30, 2004 Mr. Djokovich agreed to the deferment of $65,000 dollars of his salary until such time that we have the funds to pay him. As of September 30, 2005, the remaining balance of unpaid deferred salary due Mr. Djokovich was $29,423.

EMPLOYMENT AGREEMENTS

We do not have any employment agreements with our executive officers to date. We may enter into employment agreements in the future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Our common stock has been quoted on the OTC Bulletin Board under the symbol "XSNX.OB." The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.



             Year Ended September 30, 2006       High        Low
                                                 ----        ---

First Quarter December 31, 2005                  $.60        $.274

             Year Ended September 30, 2005       High        Low
                                                 ----        ---

First Quarter ended December 31, 2004            $ .51       $ .33
Second Quarter ended March 31, 2005              $ .23       $ .08
Third Quarter ended June 30, 2005                $ .21       $ .08
Fourth Quarter ended September 30, 2005          $ .28       $ .13

             Year Ended September 30, 2004       High        Low
                                                 ----        ---

First Quarter ended December 31, 2003            $2.00       $.51
Second Quarter ended March 31, 2004              $1.25       $.25
Third Quarter ended June 30, 2004                $1.01       $.34
Fourth Quarter ended September 30, 2004          $ .75       $.30

             Year Ended September 30, 2003       High        Low
                                                 ----        ---

First Quarter ended December 31, 2002            $.017       $.005
Second Quarter ended March 31, 2003              $.012       $.007
Third Quarter ended March 31, 2003               $.025       $.01
Fourth Quarter ended June 30, 2003               $.07        $.007



NUMBER OF STOCKHOLDERS

As of January 9, 2005, there were approximately 578 holders of record of our common stock.

DIVIDEND POLICY

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates beneficial ownership of our common stock as of January 9, 2005 by each person or entity known by us to beneficially own more than 5% of the outstanding shares of our common stock; each of our executive officers and directors; and all of our executive officers and directors as a group. Unless otherwise indicated, the address of each beneficial owner listed below is c/o XsunX, Inc., 65 Enterprise, Aliso Viejo, California 92656.


                                                          Percentage of Shares
   Name of Beneficial Owner           Number of Shares    Beneficially Owned (1)
   ------------------------           ----------------    ----------------------

      Tom Djokovich (2)                   17,903,000              14.45%
      Brian Altounian                      3,650,000               2.95%
      Thomas Anderson                         56,925                *

      Djokovich Limited Partnership       16,978,000               13.7%
   All Directors and Executive
   Officers as a group (3 persons)        21,609,925              17.69%

----------

* less than 1%

(1) Applicable percentage ownership is based on 123,917,080 shares of common stock outstanding as of January 9, 2006. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of January 9, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 16,978,000 shares owned by the Djokovich Limited Partnership. Mr. Djokovich shares voting and dispositive power with respect to these shares with Mrs. Djokovich.

                              SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.

                                    Shares Beneficially Owned       Shares Beneficially Owned
                                        Prior to Offering              After the Offering(2)
Selling Stockholder                   Number       Percent(1)        Number         Percent(1)
-------------------                 ---------      ----------      ---------        ----------
Cornell Capital Partners LP. (3)    6,183,462(2)      4.99%           -0-                --

Newbridge Securities, Inc. (4)         65,232            *

Total                               6,248,694                         -0-                -0-
* less than 1%.

(1) Applicable percentage ownership is based on 123,917,080 shares of common stock outstanding as of December 15, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 15, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Applicable percentages are set forth solely to indicate the percentage of total issued and outstanding shares that may be sold by the selling shareholders.

(2) Consists of 2,544,031 shares and 3,639,431 shares issuable upon conversion of convertible debentures. For purposes of calculating Cornell Capital Partners LP's percentage beneficial ownership, does not include 28,768,463 registered on behalf of this person, as follows: (i) 18,018,463 shares issuable upon conversion of convertible debentures and (ii) 10,750,000 shares issuable upon exercise of warrants. Pursuant to provisions in the convertible debentures and the warrants, Cornell's beneficial ownership of our common stock is limited to 4.99% of the total outstanding, which limitation may only be waived upon 61-day notice. As a result of this limitation on its percentage beneficial ownership, we do not consider Cornell Capital to be an affiliate. In addition, does not include 36,842,106 shares registered herewith pursuant to the terms of a registration rights agreement dated December 12, 2005 between us and Cornell Capital that requires us to register up to 50,000,000 shares that may be issuable upon conversion of convertible debentures representing a $5,000,000 debt obligation.

(3) All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors.

(4) Guy Amico, the President of Newbridge, makes the investment decisions on behalf of Newbridge.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PLEDGE BY OFFICERS

In July 2005, Tom Djokovich, our Chief Executive Officer, deposited into escrow 925,000 shares of common stock owned by him. These shares are additional security for our obligations under the $850,000 principal amount secured convertible debentures that were issued to Cornell Capital Partners LP. Mr. Djokovich received no compensation for this transaction.

ISSUANCE OF SHARES

On September 30, 2003, we issued 20,800,000 shares of common stock to Brian Altounian immediately prior to becoming one our directors. These shares were issued for corporate development services rendered to Xoptix, Inc. pursuant to a Corporate Services Development Agreement dated May 1st, 2003 and were valued at a price of $.004 per share for a total valuation of $83,200. As described under Business--Company History, we entered into a Plan of Reorganization and Asset Purchase Agreement with Xoptics, Inc. in September 2003.

                            DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to our Report on 10-KSB for the fiscal year ended September 30, 2004. Our authorized capital stock consists of 500,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock $0.01 par value per share. As of January 9, 2006, there are 123,917,080 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

COMMON STOCK

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

PREFERRED STOCK

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 50,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

WARRANTS

As of January 9, 2005, we had the following warrants outstanding:

Currently exercisable warrants to purchase 4,250,000 shares of common stock at $0.20 that expire in July 2010. Shares issuable upon exercise of these warrants are included in the registration statement of which this prospectus forms a part.

Currently exercisable warrants to purchase 2,125,000 shares of common stock at $0.15 that expire in July 2010. Shares issuable upon exercise of these warrants are included in the registration statement of which this prospectus forms a part;

Currently exercisable Warrants to purchase 6,000,000 shares of common stock at $0.15 that expire in September 2009;

Warrants to purchase 1,000,000 shares of common stock at $0.15 that expire in September 2009, of which 250,000 warrants are currently exercisable;

Warrants to purchase 1,000,000 shares of common stock at $0.15 that expire in September 2007, of which 500,000 warrants are immediately exercisable;

Warrants to purchase 250,000 shares of common stock at $0.20 that expire in February 2008, of which 100,000 warrants are immediately exercisable;;

Warrants to purchase 250,000 shares of common stock at $0.20 that expire in February 2008, of which 100,000 warrants are immediately exercisable;

Warrants to purchase 250,000 shares of common stock at $0.20 that expire in March 2008, of which 100,000 warrants are immediately exercisable;

As consideration for the grant of an Expanded Use License on October 12, 2005, granting XsunX additional benefits for use of licensed technologies and patents, XsunX granted MVS a warrant (the "Expanded Use License Stock Warrant") for the purchase of up to Seven Million (7,000,000) shares of common stock of XsunX, the warrant will expire five (5) years after the date of the grant and is subject to the following vesting provisions:

1) The Expanded Use License Stock Warrant allowed for the vesting of one million (1,000,000) warrants on the effective date of the agreements.

(2) Another one million (1,000,000) warrants will vest upon the satisfactory completion of a Phase 4 development program for the development of technologies licensed under the Expanded Use License.

(3) The balance of five million (5,000,000) warrants will vest upon the date the technologies licensed within the Expanded Use License are licensed to a third party in a bona fide arms-length commercial setting.

Currently exercisable warrants to purchase 3,125,000 shares of common stock at $0.45 that expire in December 2010. Shares issuable upon exercise of these warrants are included in the registration statement of which this prospectus forms a part.

Currently exercisable warrants to purchase 1,250,000 shares of common stock at $0.55 that expire in December 2010. Shares issuable upon exercise of these warrants are included in the registration statement of which this prospectus forms a part;

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Mountain Share Transfer, located at 1625 Abilene Drive, Broomfield, Colorado 80020.

                              PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. If the shares are transferred by a selling shareholder to any successor in interest, we will file a prospectus supplement to name such successor. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o     Privately negotiated transactions;

o     In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o     By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o     In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. Sales made under Rule 144 are subject, among other things, to the volume limitations under that rule. Specifically, the number shares sold in any 90-day period may not exceed the greater of 1% of the number of shares outstanding or the average weekly trading volume of the shares during the four weeks preceding the date of sale. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.


The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.


The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.


                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

The September 30, 2005 financial statements included in the Prospectus have been audited by Jaspers & Hall, PC., a limited liability company of certified public to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting. The September 30, 2004 financial statements included in the Prospectus have been audited by Michael Johnson & Co., LLC., a limited liability company of certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if: (a) the person conducted him/herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

It should be noted, however, that under Section 7-109-102(4), a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103 a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's Articles of Incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's Articles of Incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director.

A corporation may also indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Under Section 7-109-108 a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

Our officers and directors are accountable to our shareholders as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of himself and all other similarly situated shareholders to recover damages where we have failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in us due to a breach of a fiduciary duty by one of our officers or directors in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from us. We and our affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have no agreements with any of its directors or executive officers providing for indemnification of any such persons with respect to liability arising out of their capacity or status as officers and directors.

At present, there is no pending litigation or proceeding involving a director or executive officers as to which indemnification is being sought.

INDEX TO XSUNX FINANCIAL STATEMENTS

                                                                          Page
Financial Statements (Audited)

      Reports of Independent Registered Public Accounting Firm           F-2-F-3

      XsunX Balance Sheets as of September 30, 2005 and 2004               F-4

      XsunX Statements of Operations for the Years Ended
      September 30, 2005 and 2004 and the period February 25,
      1997 (Inception) to September 30, 2005                               F-5

      XsunX Statements of Cash Flows for the Years ended
      September 30, 2005 and 2004                                          F-6

      XsunX Statements of Stockholders' Equity (Deficit) for
      the Year Ended September 30, 2005                                  F-7-F-8

Notes to XsunX Financial Statements                                        F-9

                          INDEPENDENT AUDITOR'S REPORT

BOARD OF DIRECTORS
XSUNX, INC.
Aliso Viejo, CA

We have audited the accompanying balance sheets of XSUNX, Inc., (formerly Sun River Mining, Inc). (A Development Stage Company) as of September 30, 2004 and 2003, and the related statements of operations, cash flows, and stockholders' equity for the years ended September 30, 2004 and 2003 and for the period from February 25, 1997 (inception) to September 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits "in accordance with the standards of the Public Company Accounting Oversight Board (United States)" as outlined in PCAOB Auditing Standard No. 1. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XSUNX, INC., (formerly Sun River Mining, Inc.) at September 30, 2004 and 2003 and the results of their operations and their cash flows for the years ended September 30, 2004 and 2003 and for the period from February 25, 1997 (inception) to September 30, 2004 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        /s/ Michael Johnson & Co., LLC
                                        Michael Johnson & Co., LLC
                                        Denver, Colorado
                                        February 24, 2005
                                        May 5, 2005

JASPERS + HALL, PC
CERTIFIED PUBLIC ACCOUNTANTS
9175 E. Kenyon Avenue, Suite 100
Denver, CO 80237
303-796-0099

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS
XSUNX, INC.
Aliso Viejo, CA

We have audited the accompanying balance sheets of XSUNX, Inc., (formerly Sun River Mining, Inc). (A Development Stage Company) as of September 30, 2005, and the related statements of operations, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of XSUNX, INC., (formerly Sun River Mining, Inc.) at September 30, 2005 and the results of their operations and their cash flows for the year ended September 30, 2005 in conformity with accounting principles generally accepted in the United States.

The financial statements for the years ended September 30, 2004 and 2003 and from the period February 25, 1997 (inception) to September 30, 2004, were audited by other accountants, whose report dated May 5, 2005 expressed an unqualified opinion on those statements. They have not performed any auditing procedures since that date.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   /s/ JASPERS + HALL, PC
                                   Denver, CO
                                   December 28, 2005

                                   XSUNX, INC.
                          (A Development Stage Company)
                                 Balance Sheets
                                  September 30,

                                                                            2005           2004
                                                                        -----------    -----------
ASSETS:
Current assets:
   Cash                                                                 $   175,869    $    37,344
   Prepaid Expense                                                           79,984         20,000
                                                                        -----------    -----------

      Total current assets                                                  255,853         57,344
                                                                        -----------    -----------

Fixed Assets:
   Office Equipment (Net)                                                   165,831          2,270
                                                                        -----------    -----------

      Total Fixed Assets                                                    165,831          2,270
                                                                        -----------    -----------

Other Assets:
   Patents                                                                   20,000         10,000
   Deposits                                                                      --          2,500
                                                                        -----------    -----------

      Total other assets                                                     20,000         12,500
                                                                        -----------    -----------

TOTAL ASSETS                                                            $   441,684    $    72,114
                                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
   Accounts Payable                                                     $    78,377    $    89,030
   Accrued Interest                                                          45,856          5,908
   Note Payable                                                             850,000             --
   Note Payable - Stockholder                                                    --          1,225
                                                                        -----------    -----------

      Total current liabilities                                             974,233         96,163
                                                                        -----------    -----------

Stockholders' equity (deficit):

Preferred Stock, par value $0.01 per share; 50,000,000
   shares authorized; no shares issued and outstanding                           --             --
Treasury Stock, no par value; 26,798,418 issued and outstanding                  --             --
Common Stock, no par value; 500,000,000 shares authorized;
   123,876,633 shares issued and outstanding in 2005, and 114,036,102
   shares issued and outstanding in 2004                                  3,996,735      3,104,396
Common Stock Warrants                                                     1,200,000      1,200,000
Deficit accumulated during the development stage                         (5,729,284)    (4,328,445)
                                                                        -----------    -----------

       Total stockholders' deficit                                         (532,549)       (24,049)
                                                                        -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                    $   441,684    $    72,114
                                                                        ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                           Year Ended                February 25, 1997
                                          September 30,                (Inception) to
                                ----------------------------------      September 30,
                                     2005                2004               2005
                                ---------------    ---------------    ---------------
Revenue                         $            --    $            --    $            --

Expenses:
   Abandoned Equipment                       --                 --                808
   Advertising                            3,979                 --              3,979
   Bank Charges                             500                401              2,613
   Consulting                           320,944             19,900          1,344,983
   Depreciation                          18,435                 --             21,613
   Directors' Fees                           --                 --             11,983
   Due Dilgence                              --                 --             45,832
   Equipment Rental                          --                 --              1,733
   Filing Fees                            1,800                 --              1,800
   Impairment loss                           --                 --            923,834
   Insurance                                758                 --                758
   Legal and Accounting                 107,249             27,203            295,609
   Licenses & Fees                           25                190              6,435
   Loan Fees                            115,000                 --            115,000
   Meals & Entertainment                     --                 --              4,119
   Miscellaneous Expenses                 1,675                 --              1,675
   Office Expenses                        2,634              5,218             21,833
   Patent Fees                              663                 --                663
   Salaries                             155,236            119,336            655,322
   Postage                                2,161                 --              5,378
   Printing                               4,300                 --              9,880
   Public Relations                     116,413              6,640            227,379
   Rent                                   9,000              8,905             25,963
   Research & Development               501,423            129,493            630,916
   Subscription Reports                     860                 --                860
   Taxes                                     --                 --              4,657
   Telephone                              5,489              4,270             40,304
   Transfer Agent Expense                 3,628              2,997             19,954
   Travel                                11,234              3,640             74,167
   Warrant Option Expense                    --          1,200,000          1,675,000
                                ---------------    ---------------    ---------------

Total Expenses                        1,383,406          1,528,193          6,175,050
                                ---------------    ---------------    ---------------

Other Income and Expense
   Interest Expense                      17,433                251             89,030
   Interest Income                           --                 --                (23)
   Forgiveness of Debt                       --            (19,376)           (59,773)
                                ---------------    ---------------    ---------------

Net Loss                        $    (1,400,839)   $    (1,509,068)   $    (6,204,284)
                                ===============    ===============    ===============
Per Share Information:
  Weighted average number of
   common shares outstanding        123,854,733        114,036,102
                                ---------------    ---------------
Net Loss per Common Share       $         (0.02)   $         (0.01)
                                ===============    ===============

* Less than $.01

The accompanying notes are an integral part of these financial statements.

                                      XSUNX
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS

                                (Indirect Method)

                                                                               Year Ended                February 25, 1997
                                                                              September 30,               (Inception) to
                                                                    ----------------------------------     September 30,
                                                                          2005               2004              2005
                                                                    ---------------    ---------------    ---------------
Cash Flows from Operating Activities:

Net Loss                                                            $    (1,400,839)   $    (1,509,068)   $    (6,204,284)

   Issuance of Common Stock for Services                                     50,827                 --          1,288,384
   Issuance of Common Stock for Loan Inducement                             310,117                               310,117
   Depreciation Expense                                                      18,435                                18,435
Adjustments to reconcile net loss to net cash used in operations
   (Increase) Decrease in Deposits                                            2,500            (22,500)                --
   (Increase) in Prepaid Expenses                                           (59,985)                              (79,985)
   Increase (Decrease) in Accounts Payable                                  (10,653)            89,030             78,377
   Increase (Decrease) in Accrued Liabilities                                39,948              5,908             45,856
                                                                    ---------------    ---------------    ---------------

Net Cash Flows Used by Operations                                        (1,049,650)        (1,436,630)        (4,543,100)
                                                                    ---------------    ---------------    ---------------

Cash Flows from Investing Activities:
   Purchase of Equipment                                                   (181,995)            (2,270)          (184,265)
   Purchase of Intangible Assets                                            (10,000)            (9,997)           (20,000)
                                                                    ---------------    ---------------    ---------------

   Net cash used by investing activities                                   (191,995)           (12,267)          (204,265)
                                                                    ---------------    ---------------    ---------------

Cash Flows from Financing Activities:
   Proceeds from Notes payable - Stockholder                                  3,775              1,225                 --
   Payment for Notes payable - Stockholder                                   (5,000)                --                 --
   Proceeds from Convertible Debt                                           850,000                 --            850,000
   Issuance of Common Stock Warrants                                             --          1,200,000          1,675,000
   Issuance of Common Stock for cash                                        531,395            282,670          2,398,234
                                                                    ---------------    ---------------    ---------------

Net Cash Flows Provided by Financing Activities                           1,380,170          1,483,895          4,923,234
                                                                    ---------------    ---------------    ---------------

Increase in Cash                                                            138,525             34,998            175,869
                                                                    ---------------    ---------------    ---------------

Cash at Beginning of Period                                                  37,344              2,346                 --
                                                                    ---------------    ---------------    ---------------

Cash at End of Period                                               $       175,869    $        37,344    $       175,869
                                                                    ===============    ===============    ===============

Supplemental Disclosure of Cash Flow Information
   Cash paid for Interest                                           $            --    $            --    $        71,346
                                                                    ===============    ===============    ===============
   Cash paid for income taxes                                       $            --    $            --    $            --
                                                                    ===============    ===============    ===============

NON-CASH TRANSACTIONS
   Stock issued for services                                        $        50,827    $            --    $     1,288,384
                                                                    ===============    ===============    ===============
   Stock issued for Loan Inducement                                 $       310,117    $            --            310,117
                                                                    ===============    ===============    ===============

The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                          (A Development Stage Company)

Statement of Stockholders' Equity (Deficit) September 30, 2005

                                                                                                         Deficit
                                           Treasury Stock          Common Stock                        Accumulated
                                           -------------   ----------------------------     Common        During
                                            # of               # of                          Stock     Development
                                           Shares  Amount     Shares          Amount       Warrants       Stage           Totals
                                           -----   -----   ------------    ------------    ---------   ------------    ------------
Inception February 25, 1997                $  --   $  --             --    $         --    $      --   $         --              --

Issuance of stock for cash 3/97               --      --         10,590         111,900           --             --         111,900
Issuance of stock to Founders 3/97            --      --         14,110              --           --             --              --
Issuance of stock for consolidation 4/97      --      --        445,000         312,106           --             --         312,106
Issuance of stock for cash 8/97               --      --          2,900          58,000           --             --          58,000
Issuance of stock for cash 9/97               --      --          2,390          47,800           --             --          47,800
Net Loss for Year                             --      --             --              --           --       (193,973)       (193,973)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 1997                  --      --        474,990         529,806           --       (193,973)        335,833
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Issuance of stock for services 11/97          --      --          1,500          30,000           --             --          30,000
Issuance of stock for cash 9/98               --      --         50,200         204,000           --             --         204,000
Consolidation stock cancelled 9/98            --      --        (60,000)        (50,000)          --             --         (50,000)
Net Loss for Year                             --      --             --              --           --       (799,451)       (799,451)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 1998                  --      --        466,690         713,806           --       (993,424)       (279,618)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Issuance of stock for cash 10/98              --      --         21,233         159,367           --             --         159,367
Issuance of stock for services 1/99           --      --         65,000         316,500           --             --         316,500
Issuance of stock for cash 1/99               --      --         37,500         296,125           --             --         296,125
Issuance of stock for cash 2/99               --      --          7,500          70,313           --             --          70,313
Issuance of stock for cash 4/99               --      --         45,225         122,108           --             --         122,108
Issuance of stock for services 6/99           --      --         70,000         147,000           --             --         147,000
Issuance of stock for cash 9/99               --      --         40,000          69,200           --             --          69,200
Net Loss for Year                             --      --             --              --           --     (1,482,017)     (1,482,017)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 1999                  --      --        753,148       1,894,419           --     (2,475,441)       (581,022)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Issuance of stock for cash 9/00               --      --         15,000          27,000           --             --          27,000
Net Loss for year                             --      --             --              --           --       (118,369)       (118,369)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 2000                  --      --        768,148       1,921,419           --     (2,593,810)       (672,391)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Extinquishment of debt                        --      --             --         337,887           --             --         337,887
Net Loss for year                             --      --             --              --           --        (32,402)        (32,402)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 2001                  --      --        768,148       2,259,306           --     (2,626,212)       (366,906)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Net Loss for year                             --      --             --              --           --        (47,297)        (47,297)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 2002                  --      --        768,148       2,259,306           --     (2,673,509)       (414,203)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Issuance of stock for Assets 7/03             --      --     70,000,000               3           --             --               3
Issuance of stock for Cash 8/03               --      --      9,000,000         225,450           --             --         225,450
Issuance of stock for Debt 9/03               --      --        115,000         121,828           --             --         121,828
Issuance of stock for Expenses 9/03           --      --        115,000          89,939           --             --          89,939
Issuance of stock for Services 9/03           --      --     31,300,000         125,200           --             --         125,200
Net Loss for year                             --      --             --              --           --       (145,868)       (145,868)
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

Balance - September 30, 2003                  --      --    111,298,148       2,821,726           --     (2,819,377)          2,349
                                           -----   -----   ------------    ------------    ---------   ------------    ------------

                                                                                                                       ...Continued


                                       F-7
                                  ...CONTINUED

                                   XSUNX, INC.
                          (A Development Stage Company)

Statement of Stockholders' Equity (Deficit) September 30, 2005

                                                                                                         Deficit
                                                                                                        Accumulated
                                           Treasury Stock           Common Stock            Common        During
                                        --------------------  -------------------------     Stock       Development
                                        # of Shares   Amount  # of Shares      Amount      Warrants        Stage          Totals
                                        -----------   -----   -----------   -----------   -----------   -----------    -----------
Issuance of stock for Cash                       --      --       181,750        21,071            --            --         21,071
Issuance of stock for Cash                       --      --       217,450        22,598            --            --         22,598
Issuance of stock for Cash                       --      --       254,956        34,669            --            --         34,669
Issuance of stock for Cash                       --      --       694,649        96,306            --            --         96,306
Issuance of stock for Cash                       --      --       157,649        21,421            --            --         21,421
Issuance of stock for Cash                       --      --        57,000         5,133            --            --          5,133
Issuance of stock for Cash                       --      --     1,174,500        81,472            --            --         81,472
Issuance of Common Stock Warrants                --      --            --            --     1,200,000            --      1,200,000
Net Loss for year                                --      --            --            --            --    (1,509,068)    (1,509,068)
                                        -----------   -----   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2004                     --      --   114,036,102     3,104,396     1,200,000    (4,328,445)       (24,049)
                                        -----------   -----   -----------   -----------   -----------   -----------    -----------

Issuance of stock for cash                       --      --     5,919,537       471,068            --            --        471,068
Issuance of stock for cash                       --      --       300,500        20,067            --            --         20,067
Issuance of stock for services                   --      --        10,000         3,000            --            --          3,000
Issuance of stock for services                   --      --       300,000        24,000            --            --         24,000
Issuance of stock for cash                       --      --       527,000        40,260            --            --         40,260
Issuance of stock for services                   --      --       125,000        10,000            --            --         10,000
Issuance of stock for services                   --      --       114,469        13,827            --            --         13,827
Issuance of stock for Collateral         26,798,418      --            --            --            --            --             --
Issuance of stock for loan inducement            --      --     2,544,031       310,117            --            --        310,117
Net Loss for year                                --      --            --            --            --    (1,400,839)    (1,400,839)
                                        -----------   -----   -----------   -----------   -----------   -----------    -----------

Balance - September 30, 2005             26,798,418   $  --   123,876,639   $ 3,996,735   $ 1,200,000   $(5,729,284)   $  (532,549)
                                        ===========   =====   ===========   ===========   ===========   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                   XSUNX, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements
                               September 30, 2005

NOTE 1 - ORGANIZATION:

XsunX, Inc. ("XsunX," the "Company" or the "issuer") is a Colorado corporation formerly known as Sun River Mining Inc. "Sun River"). The Company was originally incorporated in Colorado on February 25, 1997. In May 1999 management decided to write-off the Sun River Bolivian subsidiaries and to take the subsequent loss, of all investments associated with the subsidiaries. Effective September 24, 2003, The Company completed a Plan of Reorganization and Asset Purchase Agreement with Xoptix, Inc., a California corporation.

Pursuant to the Plan the Company acquire the following three patents for Seventy Million (70,000,000) shares (post reverse split one for twenty): No. 6,180,871 for Transparent Solar Cell and Method of Fabrication (Device), granted on January 30, 2001; No. 6,320,117 for Transparent Solar Cell and Method of Fabrication (Method of Fabrication), granted on November 20, 2001; and No. 6,509,204 for Transparent Solar Cell and Method of Fabrication (formed with a Schottky barrier diode and method of its manufacture), granted on January 21, 2003.

Pursuant to the Plan, the Company authorized the issuance of 110,530,000 (post reverse split) common shares. Prior to the Plan the Company had no tangible assets and insignificant liabilities. Subsequent to the Plan the Company completed its name change from Sun River Mining, Inc. to XsunX, Inc. The transaction was completed on September 30, 2003.

XsunX, Inc. is developing solar cell designs and manufacturing process with the intent to provide commercially viable solar cell design applications that convert sun light into electrical energy. The process for producing electricity from sun light is known as Photovoltaics. Photovoltaic ("PV") is the science of capturing and converting solar energy into electricity.

The product of the Company's development efforts is intended to deliver two aspects of deliverable technologies in the form of an integrated solution providing, a) commercially scalable manufactured processes and equipment designed for the specific manufacture of the Company's thin film solar technologies, and b) proprietary thin film solar cell designs that address new application opportunities.

NOTE 2 - GOING CONCERN

GOING CONCERN:

The financial statements of the Company have been presented on the basis that they are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenue and has an accumulated deficit at September 30, 2005 of $6,201,284.

The future success of the Company is likely dependent on its ability to attain additional capital, or to find an acquisition to add value to its present shareholders and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations. Management believes that actions presently being taken to revise the Company's operating and financial requirements provide the opportunity for the Company to continue as a going concern.

The Company has made substantial investments this last year in the development of intellectual property assets as part of a business-restructuring plan. The purpose of these investments was to acquire patented solar electric glass technology. The Company believes that its patented solar electric glass technology has a number of market opportunities in the multi-billion dollar worldwide architectural glass markets.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION - DEVELOPMENT STAGE COMPANY:

The Company has not earned significant revenues from operations. Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7"). Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity (deficit) and cash flows disclose activity since the date of the Company's inception.

BASIS OF ACCOUNTING:

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

CASH AND CASH EQUIVALENTS:

For purposes of the statements of cash flows, cash and cash equivalents include cash in banks and money markets with an original maturity of three months or less.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates made in preparing these financial statements include the estimate for the useful life of property and equipment, and the fair value of stock warrants. Actual results could differ from those estimates

Fair value of financial instruments

The Company's financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of September 30, 2005 and 2004, the Company's notes payable have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, and are depreciated or amortized using the straight-line method over the following estimated useful lives:


         Furniture, fixtures & equipment                 7 Years
         Computer equipment                              5 Years
         Commerce server                                 5 Years
         Computer software                             3-5 Years
         Leasehold improvements              Length of the lease


Net earning (loss) per share:

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding. For all periods, all of the Company's common stock equivalents were excluded from the calculation of diluted loss per common share because they were anti-dilutive, due to the Company's net losses.

ADVERTISING:

Advertising costs are expensed as incurred. Total advertising costs were $3,975 and $0.0 for the years ended September 30, 2005 and 2004, respectively.

RESEARCH AND DEVELOPMENT:

Research and development costs are expensed as incurred. Total research and development costs were $ 501,423 and $129,493 for the years ended September 30, 2005 and 2004, respectively.

OTHER COMPREHENSIVE INCOME:

The Company has no components of other comprehensive income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.

NOTE 4 - FEDERAL INCOME TAX:

The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this approach, deferred income taxes are determined based upon differences between the financial statement and tax bases of the Company's assets and liabilities and operating loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized if it is more likely than not that the future tax benefit will be realized.

Significant components of the Company's deferred tax liabilities and assets are as follows:


                                                  2005             2004
                                             --------------   --------------
Deferred Tax Liability                       $    6,204,284   $    4,328,445
Deferred Tax Assets
   Net Operating Loss Carry forwards
   Book/Tax Differences in Bases of Assets                0                0
                                             --------------   --------------
Valuation  allowance                         $    6,204,284   $    4,328,445
                                             --------------   --------------
Net Deferred tax assets                      $            0   $            0
                                             ==============   ==============


At September 30, 2005, the Company had net operating loss carry forwards of approximately, $6,204,284 for federal income tax purposes. These carry forwards if not utilized to offset taxable income will begin to expire in 2010.

NOTE 5 - CAPITAL STOCK TRANSACTIONS:

The authorized capital stock of the Company was established at 500,000,000 with no par value. On September 29, 2003 the Board of Directors authorized a reverse split of 1 for 20 shares of stock. The stocks issued in 2003 were for accrued directors fees and salaries and to pay off past debt to investors. 70,000,000 shares of stock were issued to obtain the patent rights from Xoptix, Inc. Also shares of stock were issued in 2003 for consulting fees in arranging the formation of the new Corporation. In 2004 2,737,954 shares of stock were issued for cash and consulting fees. 9,840,537 shares of common stock were issued in 2005 for cash and consulting fees. In July 2005, 26,798,418 shares of common stock were placed in XSUNX, Inc. Treasury Stocks as collateral for the long-term note with Cornell Capital Partners.

In 2005, the Company issued 6,747,037 shares of common stock for $531,395 in cash, 549,419 shares of common stock for consulting fees with estimated value of $50,827, and 2,544,031 shares for a loan inducement with estimated value of $310,117.

NOTE 6 - STOCK OPTIONS AND WARRANTS:

STOCK OPTION PLAN:

On July 15, 2004, the Board of Directors of XsunX resolved to establish the 2004 Stock Option Plan. The plan was adopted to provide equity incentives to employees, consultants and suppliers of the Company. The adoption of the Plan was subject to ratification by a majority of the Company's stockholders, which approval was to be obtained within 12 months from the date the Plan was adopted by the Board. The Plan was cancelled by the Board, due to non-approval by the shareholders, in August 2005. No stocks or options were issued at September 30, 2005

WARRANT/OPTION EXPENSE

Warrant/Option Expense for the Company was computed by multiplying the value of the difference between the warrant exercise price, if less than the market price, and the market price of the stock at date of grant. This method resulted in a $0.0 charge to expenses for the warrants granted in the year ended September 30, 2005, as follows:

2005 WARRANT/OPTION EXPENSE CHART

                                                        Underlying        In the Money
                                                        Share Value at    Spread at Date
Holder                   # of Warrants  Exercise Price  Date of Grant     of Grant          Warrant Expense
------------------------ -------------- --------------- ----------------- ----------------- ---------------
Richard Rocheleau        250,000        $.20            $.15              $.0               $ .0
------------------------ -------------- --------------- ----------------- ----------------- ---------------
Arokia Nathan            250,000        $.20            $.15              $.0               $ .0
------------------------ -------------- --------------- ----------------- ----------------- ---------------
John Moore               250,000        $.20            $.12              $.0               $ .0
------------------------ -------------- --------------- ----------------- ----------------- ---------------
Cornell Capital, LP      4,250,000      $.15            $.15              $.0               $ .0
------------------------ -------------- --------------- ----------------- ----------------- ---------------
Cornell Capital, LP      2,125,000      $.20            $.15              $.0               $ .0
------------------------ -------------- --------------- ----------------- ----------------- ---------------
Totals                                                                                      $0.0
------------------------ -------------- --------------- ----------------- ----------------- ---------------


WARRANT GRANTS

License Stock Warrant MVSystems, Inc.- In September 2004 as consideration for the grant of the License, XsunX granted MVS a warrant (the "License Stock Warrant") for the purchase of up to Five Million (5,000,000) shares of common stock of XsunX (the "License Stock Warrant Shares"), the warrant will expire five (5) years after the date of the grant.

Technology Sharing Warrant MVSystems, Inc.- In September 2004 as consideration for access to MVS know how and Service at Cost pursuant to the technology sharing agreement between the parties, XsunX granted to MVS a warrant to purchase up to One Million shares (1,000,000) of common stock of XsunX (the "Technology Sharing Warrant Shares"). The Technology Sharing Warrant carries a five (5) year exercise term and is subject to conditional vesting in accordance with the following provisions:

(1) The Technology Sharing Warrant shall become exercisable in the amount of 250,000 shares upon the satisfactory completion of Phase 2 under the MVS Phase 2 Development Agreement.

(2) The Technology Sharing Warrant shall become exercisable in the amount of 250,000 shares upon the satisfactory completion, as reasonably determined by the XsunX Board of Directors, of any subsequent phase of development as may be defined under the MVS future development proposal.

(3) The Technology Sharing Warrant shall become exercisable in the amount of 500,000 shares upon the Commercialization of an XsunX process.

Consultancy Warrant Bentley - In September 2004 the Company granted James Bentley a consultancy and advisory warrant in the amount of 1,000,000 shares with an exercise price of $.15 per share. Mr. Bentley has worked with the Company in its initial stage helping to establish a plan for the development of working samples and the review and selection process for engaging qualified research and development firms to initiate development efforts. Mr. Bentley had also assisted the Company in continued efforts to expand research efforts and business development opportunities. The warrant was issued for the conversion of $15,000 in accrued consultancy fees, and as part of a Consultancy and Advisory Agreement and carries a 3 year exercise term and is subject to the following vesting provisions:

(1) 500,000 shares upon the effective date of the warrant. Thereafter, the warrant shall become exercisable at the rate of 125,000 shares per calendar quarter up to the full amount of the warrant.

Consultancy and Advisory Warrant Dr. Madan - In September 2004 as compensation for Dr. Madan's advice and consultation efforts in the furtherance of XsunX business initiatives as Chairman of the XsunX Scientific Advisory Board , XsunX granted Dr. Madan the a warrant (the "Consultancy and Advisory Warrant") to purchase up to One Million (1,000,000) shares of common stock of XsunX (the "Consultancy and Advisory Stock Warrant Shares") The Warrant carries a five (5) year exercise term and is subject to conditional vesting in accordance with the following provisions:

(1) The Consultancy and Advisory Warrant shall become exercisable at the rate of 25,000 Shares per month during and up to the first twenty-four (24) months of engagement by XsunX of Dr. Madan.

(2) The Consultancy and Advisory Warrant shall become exercisable in the amount of 150,000 shares upon the satisfactory completion of Phase 2 under the MVS Phase 2 Development Agreement.

(3) The Consultancy and Advisory Warrant shall become exercisable in the amount of 250,000 shares upon the Commercialization of an XsunX process.

Consultancy and Advisory Warrant Nathan - A Consultancy and Advisory agreement with Dr. Arokia Nathan for services to the Company as a member of the Scientific

Advisory Board was approved by the Board on February 1, 2005. The Board issued a warrant agreement for the purchase of common stock to Dr. Arokia Nathan in accordance with the provisions of the Consulting and Advisory Agreement totaling two hundred fifty thousand (250,000) warrants exercisable at $.20 each. The Warrant carries a three (3) year exercise term and is subject to conditional vesting in accordance with the following provisions:

(2) The Warrant will vest in the amount of 50,000 shares upon the effective date of the Consultancy and Advisory Agreement which was February 1, 2005. Thereafter, the Warrant will vest at the rate of 25,000 Shares per calendar quarter, or any apportioned amount thereof, during the term of two (2) year engagement by XsunX, Inc. of Dr. Arokia Nathan.

Consultancy and Advisory Warrant Agreement Rocheleau- A Consultancy and Advisory agreement with Dr Richard E. Rocheleau for services to the Company as a member of the Scientific Advisory Board was approved by the Board on February 1, 2005. The Board issued a warrant agreement for the purchase of common stock to Dr. Richard E. Rocheleau in accordance with the provisions of the Consulting and Advisory Agreement totaling two hundred fifty thousand (250,000) warrants exercisable at $.20 each. The Warrant carries a three (3) year exercise term and is subject to conditional vesting in accordance with the following provisions:

(2) The Warrant will vest in the amount of 50,000 shares upon the effective date of the Consultancy and Advisory Agreement which was February 1, 2005. Thereafter, the Warrant will vest at the rate of 25,000 Shares per calendar quarter, or any apportioned amount thereof, during the term of two (2) year engagement by XsunX, Inc. of Dr. Richard Rocheleau.

Consultancy and Advisory Warrant Agreement Moore - A Consultancy and Advisory agreement with Dr John J. Moore for services to the Company as a member of the Scientific Advisory Board was approved by the Board on March 8, 2005. The Board issued a warrant agreement for the purchase of common stock to Dr. John J. Moore in accordance with the provisions of the Consulting and Advisory Agreement totaling two hundred fifty thousand (250,000) warrants exercisable at $.20 each. The Warrant carries a three (3) year exercise term and is subject to conditional vesting in accordance with the following provisions:

(2) The Warrant will vest in the amount of 50,000 shares upon the effective date of the Consultancy and Advisory Agreement which was March 8, 2005. Thereafter, the Warrant will vest at the rate of 25,000 Shares per calendar quarter, or any apportioned amount thereof, during the term of two (2) year engagement by XsunX, Inc. of Dr. John Moore.

Warrant to Purchase Common Stock Cornell - On July 14, 2005, the Company consummated a Securities Purchase Agreement (the "Purchase Agreement") with Cornell providing for the sale by the Company to Cornell of its 12% secured convertible debentures in the aggregate principal amount of $850,000. Under the Purchase Agreement, the Company also issued to Cornell five-year warrants to purchase 4,250,000 and 2,125,000 shares of Common Stock at $0.15 and $0.20, respectively (collectively, the "Warrants").

During the years ended September 30, 2004, and September 30, 2005, the board of directors approved the issuance of warrants to purchase an aggregate of 15,125,000 shares of the Company's common stock. Such warrants are exercisable at prices ranging from $.15 to $.20 per share, vest over periods up to 60 months, and expire at various times through June 2010.

During the years ended September 30, 2004, and September 30, 20005, no warrant holders exercised warrants to purchase the Company's common stock.

A summary of warrant activity for the year ended September 30, 2004 and 2005 is as follows:

                                                     Weighted-                    Weighted-
                                                     Average                      Average
                                     Number of       Exercise     Warrants        Exercise
                                     Warrants        Price        Exercisable     Price
                                     ----------      -------      -----------     --------
Outstanding, September 30, 2003               0      $   0.0               0      $   0.0
    Granted 2004                      8,000,000      $   .15       6,700,000      $   .15
    Exercised 2004                            0      $   0.0
                                     ----------      -------      ----------      -------
Outstanding, September 30, 2004       8,000,000      $   .15       6,700,000      $   .15

    Granted 2005                      7,125,000      $   .17       6,725,000      $   .17
    Exercised 2005                            0      $   0.0
                                     ----------      -------      ----------      -------
Outstanding, September 30, 2005      15,125,000      $ .1595      14,450,000      $ .1595
                                     ==========

At September 30, 2005, the range of warrant prices for shares under warrants and the weighted-average remaining contractual life is as follows:

                            Warrants Outstanding                                  Warrants Exercisable
                   --------------------------------------------------    ---------------------------------
                                                        Weighted-
                                    Weighted-            Average                               Weighted-
Range of                             Average           Remaining              Number           Average
Warrant              Number of      Exercise           Contractual              Of             Exercise
Exercise Price       Warrants         Price                Life              Warrants            Price
--------------     ------------    --------------    ----------------    ----------------    -------------
          $.15        8,000,000             $ .15                   2           6,700,000            $ .15
           .17        7,125,000               .17                 2.8           6,725,000              .17
                   ------------                                          ----------------
                     15,125.000                                                14,450,000
                   ============                                          ================

NOTE 7 - NOTES, COMMITMENTS, AND CONTINGENCIES

NOTE PAYABLE

On July 14, 2005, XSUNX, Inc. entered into a Secured Convertible Debenture agreement with Cornell Capital Partners, LP in the amount of $400,000. The interest shall accrue on the outstanding principal balance hereof at an annual rate equal to twelve percent (12%.) This Debenture shall be convertible into shares of Common Stock at the option of the Holder, with a conversion price in effect on any Conversion Date shall be equal to ten cents ($.10), which may be adjusted pursuant to the other terms of this Debenture.

On August 16, 2005, XSUNX, Inc. received an additional $450,000 from Cornell Capital Partners, LP with the same interest and conversion rights. The Debentures are secured by the assets of the Company and mature on the first anniversary of the date of issuance and bear interest at the annual rate of 12% in cash.

TRADEMARK TRANSFER AGREEMENT:

On May 6, 2004 a Trademark transfer agreement was signed with Western Gas and Electric Company of California. Western solely owns all rights and interest in and to the registered trademark consisting of printed words styled as "POWER GLASS' as more fully set forth herein ("Trademark") and desires to assign and transfer, subject to the terms and conditions set forth herein, all rights and interest in the Trademark to XsunX in exchange for the payment set forth in this Agreement. The purchase price for the Trademark shall be: (1) the sum of $10,000 if paid within one (1) year from the effective date; (2) the sum of $20,000 if paid after the conclusion of the first (1st) year but prior to the conclusion of the second (2nd) year after the effective date of this Agreement; (3) the sum of $35,000 if paid after the conclusion of the second (2nd) year but prior to the conclusion of the third (3rd) year after the effective date of this Agreement; or (4) the sum of $50,000 if paid after the conclusion of the third (3rd) year but prior to the conclusion of three (3) years and six (6) months after the effective date of this Agreement. If payment is not made prior to the conclusion of three (3) years and six (6) months after the effective date of this Agreement, XsunX shall re-assign the Trademark back to Western as set forth herein. At September 2005 the balance of $20,000 is included in Accounts Payable

FUNDING AGREEMENT

On July 14, 2005, the Company entered into a Standby Equity Distribution Agreement (the "Distribution Agreement") with Cornell Capital Partners LP ("Cornell") providing for the sale and issuance to Cornell of up to $10,000,000 of Common Stock over a period of up to 24 months after the signing of the Distribution Agreement. Under the Distribution Agreement, the Company may sell to Cornell up to $250,000 in shares of its common stock (the "Common Stock") once every five trading days at a price of 96% of the lowest closing bid price (as reported by Bloomberg L.P.), of the Common Stock on the principal market where the Common Stock is traded for the five consecutive trading days following a notice by the Company to Cornell of its intention to sell shares. The Company will also pay a 5% commitment fee upon each sale of shares under the Distribution Agreement. Cornell has agreed not to short any of the shares of Common Stock

In connection with the Distribution Agreement, the Company has issued to Cornell 2,544,031 shares of Common Stock as a commitment fee. It also issued to Newbridge Securities Corporation, a registered broker dealer, 65,232 shares of Common Stock as compensation for its services as the exclusive placement agent for the sale of the Common Stock under the Distribution Agreement.

In August 2005 the Company filed a registration statement with the Securities and Exchange Commission pertaining to the Common Stock issuable upon sales under the Distribution Agreement. In December 2005 the Company withdrew the registration statement and terminated the Distribution Agreement with Cornell in lieu of obtaining alternate financing.

NOTE 8 - SUBSEQUENT EVENTS

EXPANDED LICENSE AND WARRANTS

Expanded Use License stock warrant MVSystems, Inc.- As consideration for the grant of an Expanded Use License on October 12, 2005, granting XsunX additional benefits for use of licensed technologies and patents, XsunX granted MVS a warrant (the "Expanded Use License Stock Warrant") for the purchase of up to Seven Million (7,000,000) shares of common stock of XsunX, the warrant will expire five (5) years after the date of the grant and is subject to the following vesting provisions:

(7) The Expanded Use License Stock Warrant allowed for the vesting of one million (1,000,000) warrants on the effective date of the agreements.

(8) Another one million (1,000,000) warrants will vest upon the satisfactory completion of a Phase 4 development program for the development of technologies licensed under the Expanded Use License.

(9) The balance of five million (5,000,000) warrants will vest upon the date the technologies licensed within the Expanded Use License are licensed to a third party in a bona fide arms-length commercial setting.

FUNDING AGREEMENT

On December 12, 2005, XsunX, Inc. consummated a Securities Purchase Agreement dated December 12, 2005 with Cornell Capital Partners L.P. providing for the sale by the Company to Cornell of 10% secured convertible debentures in the aggregate principal amount of $5,000,000 (the "Debentures") of which $2,000,000 was advanced immediately. The second installment of $2,000,000 will be advanced immediately prior to the filing by the Company, with the Securities and Exchange Commission, of a Registration Statement. The last installment of $1,000,000 will be advanced three days prior to the date the Registration Statement is declared effective by the Commission. The Debenture is convertible into shares of Common Stock at the option of the Holder at a conversion price per share equal to the lesser of $0.38 or 95% of the lowest daily volume weighted average price of the Common Stock, as quoted by Bloomberg, LP, for the 30 trading days immediately preceding the date of conversion (the "Variable Market Price"). Unless waived by the Company, the Holders may not, together with their affiliates, convert more than an aggregate of $350,000 in any 30-day period of principal amount of the Debentures at the Variable Market Price. Cornell has agreed not to short any of the shares of Common Stock

NOTE 9 - FINANCIAL ACCOUNTING DEVELOPMENTS:

Recently issued Accounting Pronouncements

In February 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". The provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. The Company has not issued any financial instruments with such characteristics.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December
2003), "Consolidation of Variable Interest Entities" (FIN No. 46R), which addresses how a business enterprise should evaluate , whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No. 46R replaces FASB Interpretation No. 46, "Consolidation of

Variable Interest Entities", which was issued in January 2003. Companies are required to apply FIN 46R to variable interests in variable interest entities ("VIE") created after December 31, 2003. For variable interest in VIEs created before January 1, 2004 the interpretation is applied beginning January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying value is not practicable, fair value at the date FIN No. 46R first applies may be used measure the assets, liabilities and non-controlling interest of the VIE. The Company does not have any interest in VIEs.

In December 2004, the FASB issued SFAS No. 123R (revised 2004) "Share-Based Payment" which amends FASB Statement No. 123 and will be effective for public companies for interim or annual periods beginning June 15, 2005. The new statement will require entities to expense employee stock options and other share-based payments. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified transition method or the modified retrospective transition method. The Company is to evaluate how it will adopt the standard and the evaluation the effect that the adoption of SFAS 123R will have on the financial position and results of operations.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." The statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). Paragraph 5 of ARB No. 43, Chapter 4 previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight and rehandling costs may be so abnormal as to require treatment as current period charges". SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the prospectively and are effective for inventory costs incurred during fiscal years beginning after June 15, 2005, with earlier application permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The adoption of SFAS No. 151 does not have an impact on the Company's financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets, an amendment of APB Opinion No. 29. The guidance in APB opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchange of non-monetary assets should be measured on the fair value of the assets exchanges. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets that do not have commercial substance. A non-monetary has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary exchanges occurring in fiscal periods beginning June 15, 2005. The adoption of SFAS No. 153 is not expected to have an impact on the Company's financial position and results of operations.

In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the Company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its results of operations and financial condition but does not expect it to have a material impact.

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on the financial position, results of operations or cash flows.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION OF LIABILITY: INDEMNIFICATION

Under Section 7-109-102 of the Colorado Business Corporations Act (the "Colorado Act") a corporation may indemnify a person made a party to a proceeding because the person is or was a director, against liability incurred in the proceeding. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Indemnification is only possible under this section 7-109-102, however, if: (a) the person conducted him/herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. However, under Section 7-109-102(4), a corporation may not indemnify a director: (i) in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation; or (ii) in connection with any other proceeding in which a director is adjudged liable on the basis that he or she derived improper personal benefit.

Under Section 7-109-103 a director is entitled to mandatory indemnification, when he/she is wholly successful in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred in connection to the proceeding.

Under Section 7-109-105, unless restricted by a corporation's Articles of Incorporation, a director who is or was a party to a proceeding may apply for indemnification to a court of competent jurisdiction. The court, upon receipt of the application, may order indemnification after giving any notice the court considers necessary. The court, however, is limited to awarding the reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Under Section 7-109-107, unless restricted by the corporation's Articles of Incorporation, an officer of a corporation is also entitled to mandatory indemnification and to apply for court-ordered indemnification to the same extent as a director. A corporation may also indemnify an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

Under Section 7-109-108 a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation against liability asserted against or incurred by the person in that capacity, whether or not the corporation would have the power to indemnify such person against the same liability under other sections of the Colorado Act.

Our officers and directors are accountable to our shareholders as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on behalf of him and all other similarly situated shareholders to recover damages where we have failed or refused to observe the law. Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of our securities due to a breach of a fiduciary duty by our officers or directors in connection with such sale or purchase including, but not limited to, the misapplication by any such officer or director of the proceeds from the sale of any securities, may be able to recover such losses from us. We and our affiliates may not be liable to shareholders for errors in judgment or other acts or omissions not amounting to intentional acts.

Our Articles of Incorporation provide for indemnification as permitted by the Colorado Act in all material respects.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by XsunX, Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee       $6,238.46
Accounting Fees and Expenses                              $  15,000*
Legal Fees and Expenses                                   $  40,000*

Total                                                     $   61,238


*ESTIMATED

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In September 2003, XsunX, Inc. (the "Company") issued 70,000 shares as part of a Plan of Reorganization and Asset Purchase Agreement with Xoptix, Inc. The offer and sale of these shares was exempt pursuant to Section 4(2) of the Act, and Regulation D promulgated thereunder ("Regulation D").

During August and September 2003, the Company sold 9,000,000 shares (post reverse split one for twenty) of common stock, which raised gross proceeds of approximately $225,000. The sales were made pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act"). These offers and sales were exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 115,000 (post reverse split one for twenty) shares of common voting stock in exchange for services provided valued at $121,828. The offer and sale was exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 115,000 (post reverse split one for twenty) shares of common voting stock in exchange for services provided valued at $89,939. The offer and sale was exempt pursuant to Section 4(2) of the Act, and Regulation D.

In September 2003, the Company issued 20,800,000 shares of common voting stock in exchange for services rendered valued at $83,200. The offer was exempt pursuant to Section 4(2) of the Act, Regulation D under the Act.

In September 2003, the Company issued 10,500,000 shares of common voting stock in exchange for consulting services rendered valued at $42,000. The offer was exempt pursuant to Section 4(2) of the Act, Regulation D under the Act.

From March through December 2004, XsunX, Inc. (the "Company") issued a total of 2,620,550 shares of common stock for a total consideration of $210,863. These shares were issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Securities Act").

In September 2004, the Company issued warrants to purchase a total of 2,000,000 shares exercisable at price of $0.15 per share in connection with consulting services provided. The warrants were issued pursuant to Section 4(2) of the Securities Act.

In September 2004, as part of a technology sharing and license agreement the Company issued warrants to purchase a total of 6,000,000 shares exercisable at a price of $0.15 per share. The warrants were issued pursuant to Section 4(2) of the Securities Act.

From April through September 2004, the Company issued 724,204 shares of common stock for an aggregate consideration of $105,803. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2004, the Company issued 30,000 shares of common stock for aggregate proceeds of $4,500. The shares were issued to an accredited investor in a transaction exempt under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

From August through December 2004, the Company issued 3,727,337 shares of common stock for total consideration of $192,764. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During August and September 2004, the Company issued 2,294,110 shares of common stock for aggregate proceeds of $162,967. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During November 2004, the Company issued 1,543,500 shares of common stock for aggregate proceeds of $169,785. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

In January 2005, the Company issued 66,500 shares at a price of $.0944 per share, raising gross proceeds of $6,284. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

On or about February 4, 2005 the Company issued 300,000 shares of common stock for consulting services. The shares were valued at the market price of the Company's common stock at the time of issuance which was $0.08 per share for a total value of $24,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

In February 2005, the Company issued 234,000 shares, raising gross proceeds of $13,783. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

During the quarter period ending March 31, 2005 the Company issued three-year warrants to purchase 250,000 shares of common stock to each of three individuals for consulting and advisory services Warrants to 3 individuals as compensation for 2 years exercisable at $0.20 per share. The warrants were issued pursuant to
Section 4(2) of the Securities Act.

In April 2005, the Company issued 327,000 shares at a price of $.0764, raising gross proceeds of $24,980. The shares were issued pursuant to Regulation S promulgated under the Securities Act.

On or about May 5, 2005 the Company issued 125,000 shares of common stock for consulting services. The shares were valued at the market price of the Company's common stock at the time of issuance, which was $0.08 per share for a total value of $10,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

On or about May 12, 2005, the Company accepted an offer for the sale of 200,000 shares at a price of $.0764 per share through a private placement, raising gross proceeds of $15,280.

On or about July 21, 2005 the Company issued 49,231 shares of common stock in exchange for services rendered valued at $6,000. The shares were issued pursuant to Section 4(2) of the Securities Act.

In July 2005, the Company issued secured convertible debentures for aggregate proceeds of $850,000. In connection with this transaction, the Company also issued 2,609,263 shares of common stock and five-year warrants to purchase 4,250,000 shares and 2,125,000 shares at $0.15 and $0.20, respectively. All securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, the Company issued secured convertible debentures for aggregate proceeds of $2,000,000. In connection with this transaction, the Company also issued five-year warrants to purchase 3,125,000 shares and 1,250,000 shares at $0.45 and $0.55, respectively. All securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

In December 2005, the Company issued 40,441 shares of common stock for consulting services. The shares were valued at market price of the Company's common stock at the time of issuance which was $0.18559 for a total value of $7,500.

As consideration for the grant of an Expanded Use License on October 12, 2005, granting XsunX additional benefits for use of licensed technologies and patents, XsunX granted MVS a warrant (the "Expanded Use License Stock Warrant") for the purchase of up to Seven Million (7,000,000) shares of common stock of XsunX, the warrant will expire five (5) years after the date of the grant and is subject to the following vesting provisions:

(1) The Expanded Use License Stock Warrant allowed for the vesting of one million (1,000,000) warrants on the effective date of the agreements.

(2) Another one million (1,000,000) warrants will vest upon the satisfactory completion of a Phase 4 development program for the development of technologies licensed under the Expanded Use License.

(3) The balance of five million (5,000,000) warrants will vest upon the date the technologies licensed within the Expanded Use License are licensed to a third party in a bona fide arms-length commercial setting.

ITEM 27. EXHIBITS


Exhibit        Description


3.1            Articles of Incorporation (1)
3.2            Bylaws (1)
3.3            Amendment to Articles of Incorporation (2)
4.1            Convertible Debenture dated July 14, 2005 (3)
4.2            Specimen Certificate for Common Stock (1)
4.3            Form of Warrant (3)
4.4            Convertible Debenture dated December 12, 2005 (4)
4.5            Form of $0.45 Warrant (4)
4.6            Form of $0.55 Warrant (4)
4.7            Non-Qualified Employee Stock Option Plan (2)
5.1            Opinion of Sichenzia Ross Friedman Ference LLP*
10.1 Technology Sharing and License Agreement dated January 18, 2005 between the Company and MVSystems (5)
10.2 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (MVSystems, Inc.) (5)
10.3 Consultancy and Advisory Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (James Bentley) (5)
10.4 Consulting and Advisory Agreement dated September 17, 2004 between the Company and Dr. Arun Madan (5)
10.5 License Agreement Warrant to Purchase Common Stock of XsunX, Inc dated September 17, 2004 (5)
10.6 Technology Sharing Warrant to Purchase Common Stock of XsunX, Inc. dated September 17, 2004 (5)
10.7 Transfer of Trademark Agreement between the Company and Western dated May 6, 2004 (5)
10.8 Securities Purchase Agreement dated July 14, 2005 between the Company and Cornell (3)
10.9          Investor Registration Rights Agreement dated July 14, 2005 between the Company and Cornell (3)
10.10 Pledge and Escrow Agreement dated July 14, 2005 by and among the Company, Cornell and David Gonzalez as escrow agent (3)
10.11 Security Agreement dated July 14, 2005 by and between the Company and Cornell (3)
10.12          Irrevocable Transfer Agent Instructions (5)
10.13 Securities Purchase Agreement dated December 12, 2005 between the Company and Cornell (4)
10.14          Investor Registration Rights Agreement dated December 12, 2005
               (4)
10.15 Amended and Restated Pledge and Escrow Agreement dated December 12, 2005 by and among the Company, Cornell and David Gonzalez as escrow agent (4)
10.16 Amended and Restated Security Agreement dated December 12, 2005 by and between the Company and Cornell (4)
10.17 Escrow Agreement Dated December 12, 2005 by and among the Company, Cornell and David Gonzalez, as Escrow Agent (4)
10.18          Irrevocable Transfer Agent Instructions (4)
10.192 Termination Agreement dated December 12, 2005 between the Company and Cornell (4)
23.1 Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2           Consent of Michael Johnson & Co., LLC.**
23.3           Consent of Jaspers & Hall, PC**


--------------------------
      (1) Incorporated by reference to Registration Statement on Form 10-SB filed February 18, 2000
      (2) Incorporated by reference to Current Report on Form 8-K filed October 29, 2003

      (3) Incorporated by reference to Current Report on Form 8-K filed July 18, 2005
      (4) Incorporated by reference to Current Report on Form 8-K filed December 12, 2005
      (5) Incorporated by reference to Annual Report on Form 10-KSB filed January 18, 2005
      (6) Incorporated by reference to Current Report on Form 8-K/A filed October 11, 2005



* Previously filed.
** Filed herewith

ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

      (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:


            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant Rule 424;

            (ii) (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (iii) (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (iv) (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, California, on this 31st day of January, 2006.


                                   XSUNX, INC.


                                        By: /s/ Tom Djokovich
                                            ------------------------------------
                                                Tom Djokovich
                                                Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom Djokovich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                             Title                                          Date
/s/ Tom Djokovich                     Chief Executive Officer, President,
---------------------------------     Chief Financial Officer, and Principal
Tom Djokovich                         Accounting Officer and Director                January 31, 2006


/s/ Brian Altounian                   Director and Secretary                         January 31, 2006
---------------------------------
Brian Altounian


/s/ Thomas Anderson                   Director                                       January 31, 2006
---------------------------------
Thomas Anderson